Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

LYDALL, INC.,

Susquehanna Capital Acquisition Co.,

AND

VULCAN GLOBAL, LLC

Dated as of August 9, 2018

 -i-

3.29	Export Control and Sanctions	37
3.30	Brokers	38
3.31	Powers of Attorney	38
3.32	Disclosure	38
3.33	No Other Representations or Warranties	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		39

4.1	Organization, Standing and Power	39
4.2	Authority; No Conflict; Required Filings and Consents	39
4.3	Litigation	40
4.4	Investment Representation	40
4.5	Solvency	40
4.6	Brokers	41
4.7	Sufficiency of Funds	41
4.8	Independent Investigation	41
4.9	No Other Representations or Warranties	42

ARTICLE V CONDUCT OF BUSINESS		42

5.1	Operation of Business	42
5.2	Confidentiality	43

ARTICLE VI ADDITIONAL PRE-CLOSING AGREEMENTS		44

6.1	No Solicitation	44
6.2	Access to Information.	44
6.3	Financing	45
6.4	Closing Efforts; Legal Conditions to the Transactions Contemplated by this Agreement; Third-Party Consents	47
6.5	Notification of Certain Matters	48
6.6	Termination of Certain 401(k) Plans	49
6.7	Actions of the Company	49
6.8	Environmental Risk Agreements	49
6.9	Specified Permits	49
6.10	India Designated Partners	49

ARTICLE VII CONDITIONS TO CLOSING		50

7.1	Conditions to Obligations of the Buyer	50
7.2	Conditions to Obligations of the Company and the Seller	51

ARTICLE VIII INDEMNIFICATION		52

8.1	Indemnification by the Seller	52
8.2	Indemnification by the Buyer	53
8.3	Indemnification Claims	53
8.4	Survival	56
8.5	Limitations and Other Matters	57

ARTICLE IX TAX MATTERS		61

9.1	Preparation and Filing of Tax Returns	61
9.2	Allocation of Certain Taxes	63
9.3	Tax Refunds	63

 -ii-

9.4	Other Actions	63
9.5	No Section 338/336(e) Elections	64
9.6	Cooperation	64
9.7	Transfer Taxes	64
9.8	Tax Contests	64
9.9	280G Vote	66
9.10	Transaction Tax Benefits	67
9.11	Intermediary Transaction Tax Shelters	67

ARTICLE X OTHER POST-CLOSING AGREEMENTS		67

10.1	Proprietary Information	67
10.2	No Solicitation or Hiring of Former Employees	68
10.3	No Claims	68
10.4	Preservation of Records	68
10.5	No Modification of Certain Instruments	69
10.6	Director and Officer Liability and Indemnification	69
10.7	Employment and Benefit Arrangements	70
10.8	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	71
10.9	German Merger Costs and Expenses	72
10.10	Travelers Litigation	73

ARTICLE XI TERMINATION AND AMENDMENT		73

11.1	Termination	73
11.2	Effect of Termination	74
11.3	Fees and Expenses	75

ARTICLE XII DEFINITIONS		75

ARTICLE XIII MISCELLANEOUS		94

13.1	Notices	94
13.2	Entire Agreement	95
13.3	Third-Party Beneficiaries	95
13.4	Assignment	95
13.5	Severability	96
13.6	Counterparts and Signature	96
13.7	Interpretation	96
13.8	Governing Law	97
13.9	Remedies	97
13.10	Submission to Jurisdiction	98
13.11	Amendment	98
13.12	Waiver	98
13.13	No Recourse against Nonparty Affiliates	98
13.14	Public Disclosure	99
13.15	German Merger	99

 -iii-

Exhibits:

Exhibit A	Form of Estimated Closing Adjustment Statement
Exhibit B	Form of Buyer Certificate
Exhibit C	Form of Company Certificate
Exhibit D	Form of Escrow Agreement

Schedules:

Schedule 1.2(b)(i)(F)	Terminated 401(k) Plan(s)
Schedule 1.2(b)(i)(G)	Required Consents and Notices
Schedule 1.2(b)(i)(H)	Terminated Agreements
Schedule 5.1	Operation of Business
Schedule 6.6	Company Plans Subject to Collective Bargaining Agreements
Schedule 6.8-1	Terms and Conditions of Environmental Policy
Schedule 6.8-2	Terms of Environmental Risk Transfer Agreement
Schedule 6.9	Specified Permits
Schedule 7.1(h)	Departing Employees
Schedule 8.1(i)	Specified Indemnification Matters
Schedule 10.2(a)	No-Hire Employees
Schedule 12.1	Accounting Principles
Schedule 12.2(a)	WPP Knowledge Persons
Schedule 12.2(b)	Company Knowledge Persons
Schedule 12.2(c)	Inquiry Persons
Schedule 12.3	Double-Trigger Arrangements
Schedule 12.4	Specified Individuals
Schedule 12.5	Specified Letters of Credit
Schedule 12.6	Permitted Liens

Disclosure Schedule

 -iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 9, 2018, by and between Lydall, Inc., a Delaware corporation (the “Buyer”), Susquehanna Capital Acquisition Co., a Delaware corporation (the “Company”), and Vulcan Global, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of the Company; and

WHEREAS, the parties desire to enter into this Agreement pursuant to which the Seller is agreeing to sell to the Buyer and the Buyer is agreeing to purchase from the Seller all of the Shares, on the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Company and the Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1        Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver to the Buyer, all right, title and interest in, to and under all of the Shares, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws). In consideration for the purchase and sale of the Shares, the Seller shall be entitled to receive (a) the Aggregate Closing Consideration, plus (b) any Future Payment that becomes payable to the Seller pursuant to this Agreement and the Escrow Agreement, in each case as provided in this Agreement or in the Escrow Agreement.

1.2        Closing; Actions at the Closing.

(a)            The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (or by electronic exchange of documents and signatures), unless another date, place or time is agreed to in writing by the Buyer and the Seller.

(b)            At or prior to the Closing (and in the case of the items described in clauses (B), (C) and (D) of Section 1.2(b)(i), at least three (3) Business Days prior to the Closing):

(i)          the Company and the Seller shall deliver to the Buyer:

(A)         (i) stock certificates representing all of the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and any other documents necessary to transfer to the Buyer good and valid title to the Shares free and clear of all Liens (other than restrictions on transfer under applicable securities Laws) and (ii) subject to Section 6.10, stock certificates (or other customary indicia of ownership) representing all of the Equity Interests of each Subsidiary, evidencing that the Company or another Subsidiary (or a designee of the Buyer) has good and valid title to all of the Equity Interests of each Subsidiary free and clear of all Liens (other than restrictions on transfer under applicable securities Laws);

(B)         the Closing Payment Certificate;

(C)         a pay-off letter in form and substance reasonably satisfactory to the Buyer duly executed by each Person to whom any Indebtedness (other than Indebtedness described solely in clauses (d), (j), and (k) of the definition thereof) is as of the Closing owed by the Company or any of its Subsidiaries, which shall include a complete release of the Company and each Subsidiary from all Liens, liabilities and other obligations with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing;

(D)         final invoices submitted by each Person to whom any Company Transaction Expenses are as of the Closing owed, which shall state that the amount invoiced thereby represents all Company Transaction Expenses payable to such Person with respect to the period through the Closing;

(E)          a certification in form and substance reasonably satisfactory to the Buyer from the Seller that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(F)          evidence that the Company Plans set forth on Schedule 1.2(b)(i)(F) have been terminated by action of the Company’s Board of Directors taken and effective no later than the day immediately preceding the Closing Date, such resolutions having been provided to the Buyer for comment at least two (2) Business Days before such action is taken;

(G)         evidence in form and substance reasonably satisfactory to the Buyer that the Seller has obtained (or caused be obtained) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 1.2(b)(i)(G);

(H)         evidence in form and substance reasonably satisfactory to the Buyer that all agreements and other arrangements between Affiliates or employees of the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, listed on Schedule 1.2(b)(i)(H) have been terminated, in each case without any current or future liability to the Company, any Subsidiary or the Buyer; provided, however, that the Shareholder Loan Agreement dated as of December 2010, by and between Interface Solutions, Inc. and Interface Solutions Holding GmbH, shall remain in full force and effect as of the Closing;

(I)           copies of the resignations of each of the directors and officers of the Company and its Subsidiaries identified in writing by the Buyer prior to the Closing in form and substance reasonably satisfactory to the Buyer;

(J)          a counterpart of the Escrow Agreement, duly executed by the Seller;

(K)         evidence in form and substance reasonably satisfactory to the Buyer that the Environmental Policy has incepted, and a copy of the Environmental Policy; and the Environmental Risk Transfer Agreement, duly executed by each party thereto (other than the Buyer or any Affiliate of the Buyer);

(L)         duly executed written instruments releasing any Lien (other than Permitted Liens) on any asset of the Company and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Lien; and

(M)        certificates of good standing (or local jurisdictional equivalent) of the Company and each Subsidiary in its jurisdiction of organization and, with respect to each of the U.S. Subsidiaries of the Company, the various foreign jurisdictions in which it is qualified and certified charter documents of the Seller and the Company and certificates as to the incumbency of officers and managers and the adoption of authorizing resolutions by the Seller and the Company.

(ii)           the Buyer shall deliver to the Seller a counterpart of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

(iii)          the Buyer shall make the following payments, each by wire transfer of immediately available funds to the Persons and in the amounts set forth in the Closing Payment Certificate:

(A)         to the Seller, the Aggregate Closing Consideration;

(B)         to the Escrow Agent, the Working Capital Escrow Amount;

(C)         to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Indebtedness, the amount payable to such Person as specified in the Closing Payment Certificate; and

(D)         to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Company Transaction Expenses that remain unpaid as of immediately prior to the Closing, the amount payable to such Person as specified in the Closing Payment Certificate.

1.3        Adjustments at and After the Closing. The Estimated Closing Adjustment and the Final Closing Adjustment shall be determined as set forth below in this Section 1.3:

(a)          Not later than five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement, in the form attached hereto as Exhibit A, setting forth the Estimated Closing Adjustment (the “Estimated Closing Adjustment Statement”), including an estimated consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. Eastern time on the Closing Date Eastern time on the Closing Date, together with all relevant backup materials, in detail reasonably acceptable to the Buyer. The Estimated Closing Adjustment Statement shall be prepared in accordance with the Accounting Principles and the applicable definitions herein. If the Buyer objects to the Estimated Closing Adjustment Statement, the Seller and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Seller shall be used to determine the Estimated Closing Adjustment. If the Buyer and the Seller are unable to resolve all such disputed issues prior to the Closing Date, the Estimated Closing Adjustment shall be calculated by the Seller and shall be based on the Seller’s good faith calculations in the Estimated Closing Adjustment Statement.

(b)          Not later than 75 calendar days after the Closing Date, the Buyer shall deliver to the Seller the Closing Adjustment Statement, including a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m. Eastern time on the Closing Date. The Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with the Accounting Principles and the applicable definitions herein. The Closing Adjustment Statement delivered pursuant to this Section 1.3(b) shall be accompanied by a statement prepared by the Buyer setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment. The Closing Adjustment Statement (and the Closing Adjustment Items therein) shall entirely disregard (x) any and all effects on the assets or liabilities of the Company and its Subsidiaries as a result of any financing or refinancing arrangements entered into at any time by the Buyer in connection with the consummation of the transactions contemplated hereby, and (y) any of the transactions which the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company and its Subsidiaries or their respective business or assets. The Closing Adjustment Statement, as proposed by the Buyer pursuant to this Section 1.3(b), shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement, unless the Seller timely delivers to the Buyer an Objection Notice in accordance with Section 1.3(c).

(c)          Following the Closing until the final determination of the Final Closing Adjustment, the Buyer shall upon reasonable written request provide the Seller and its Representatives reasonable access, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the business or operations of the Buyer or any of its Subsidiaries, to (i) the copies of the relevant accounting books and records and (ii) the personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries who were involved in the preparation of the Closing Adjustment Statement, in each case of the foregoing clauses (i) and (ii) for purposes of verifying the amounts set forth therein and the accuracy thereof; provided, however, that, notwithstanding the foregoing, (A) the Buyer shall not have any obligation to provide the Seller or any of its Representatives access to any books or records or other information (1) that is subject to the attorney-client, work-product or other similar privilege or protection, (2) that was prepared in anticipation of any dispute regarding the Closing Adjustment Statement or (3) to the extent the disclosure thereof would violate any contract or applicable Law and (B) the Buyer shall not have any obligation to provide (and the Seller shall not provide) any books, records or other information to any Representative of the Seller under this sentence unless such Representative is obligated to keep such information confidential and is instructed to use such information solely for the purposes permitted above. Any books, records or other information provided by the Buyer to the Seller or its Representatives pursuant to the foregoing sentence shall constitute Proprietary Information of the Buyer and be subject to Section 10.1. In the event that the Seller disputes the Closing Adjustment Statement (or any item therein) or the amount of the Closing Adjustment Items (or any of them), the Seller shall notify the Buyer in writing (the “Objection Notice”) of the amount, nature and reasonable basis of such dispute, within forty-five (45) calendar days after delivery of the Closing Adjustment Statement pursuant to Section 1.3(b). Any such Objection Notice shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items, in each case, for which no objection or dispute has been provided, delivered pursuant to Section 1.3(b). In the event of such a dispute, the Buyer and the Seller shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be more than the greatest amount for any such item or less than the lowest amount for any such item, in each case calculated by the Buyer pursuant to Section 1.3(b) or by the Seller pursuant to this Section 1.3(c). If the Buyer and the Seller reach a final resolution on the Closing Adjustment Statement within 30 days after the Buyer’s receipt of the Objection Notice (or within any additional period as mutually agreed to between the Buyer and the Seller), then the Closing Adjustment Statement agreed upon by the Buyer and the Seller shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement.

(d)          If the Buyer and the Seller are unable to resolve all of the disputed items within 30 calendar days after delivery of the Objection Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Seller and the Buyer or, if the Seller and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Seller or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the New York, New York office of the American Arbitration Association (the “Neutral Accountant”). All determinations and calculations pursuant to this Section 1.3(d) shall consider only those Closing Adjustment Items that are set forth in the Objection Notice and remain in dispute, shall be made in accordance with the Accounting Principles and other defined terms herein, shall be a value that is not more than the greatest amount for any such item or less than the lowest amount for any such item, in each case calculated by the Buyer pursuant to Section 1.3(b) or by the Seller pursuant to Section 1.3(c), shall be in writing and shall be delivered to the Buyer and the Seller as promptly as practicable. Absent fraud or manifest error, the Closing Adjustment Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.3 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement. In determining the Closing Adjustment Statement and the Closing Adjustment Items, the Neutral Accountant shall act as an expert and not as arbitrator. The Neutral Accountant shall resolve each such unresolved disputed item based solely on the supporting material provided by the Buyer and the Seller and not pursuant to any independent review. The Seller and the Buyer shall use reasonable efforts to cooperate fully with the Neutral Accountant and respond on a timely basis to all requests made by the Neutral Accountant, all with the intent to resolve in good faith all such unresolved disputed items as promptly as reasonably practicable. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.3 may be entered in and enforced by any court having jurisdiction thereover.

(e)          The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.3(d) shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the amounts by which the proposals of the Buyer and the Seller differed from the Neutral Accountant’s final determination.

(f)          The “Final Closing Adjustment” shall be equal to (i) the aggregate amount of the Final Closing Adjustment Items (as finally determined in accordance herewith), minus (ii) the Estimated Closing Adjustment. For the avoidance of doubt, the Final Closing Adjustment may be a positive or negative number. If the Final Closing Adjustment is greater than zero (0), then, as promptly as practicable (and in no event later than five (5) Business Days) after the date of determination of the Final Closing Adjustment, (i) the Buyer and the Seller shall deliver to the Escrow Agent a joint instruction letter instructing the Escrow Agent to disburse from the Working Capital Escrow Fund the amount of the Final Closing Adjustment to the Buyer (to the extent of the Working Capital Escrow Fund) and to disburse any remaining portion of the Working Capital Escrow Fund to the Seller and (ii) if the amount of the Final Closing Adjustment exceeds the amount of the Working Capital Escrow Fund, the Seller shall pay to the Buyer, by wire transfer of immediately available funds, the amount of such excess. If the Final Closing Adjustment is less than zero (0), then, promptly (and in no event later than five (5) Business Days) after the date of determination of the Final Closing Adjustment, (A) the Buyer shall pay to the Seller, by wire transfer of immediately available funds, the Final Closing Adjustment and (B) the Buyer and the Seller shall deliver to the Escrow Agent a joint instruction letter instructing the Escrow Agent to disburse the Working Capital Escrow Fund to the Seller. If the Final Closing Adjustment Amount is equal to zero (0), the Buyer and the Seller shall deliver to the Escrow Agent a joint instruction letter instructing the Escrow Agent to disburse the Working Capital Escrow Fund to the Seller.

(g)          The parties agree that the procedures set forth in this Section 1.3 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment; provided, that this provision shall not prohibit the Buyer or the Seller from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any party under ARTICLE VIII.

1.4        Withholding Rights. The Buyer (and its Affiliates, including the Company) and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it to any Person pursuant to this Agreement, the Escrow Agreement or any other agreement, instrument or document contemplated by this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, to remit such deducted or withheld amounts to the appropriate Tax authority, and to collect any reasonably necessary Tax forms, including appropriate Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made. Notwithstanding the foregoing, other than with respect to payments to employees, the Buyer shall provide the Seller written notification of its intent to withhold at least five (5) days prior to such withholding being made and reasonably cooperate with the Seller (at the Seller’s sole cost and expense) in mitigating the requirement to withhold.

1.5        Further Assurances. At any time and from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall promptly execute and deliver such documents, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Shares, and to carry out the purpose and intent of this Agreement, including the transfer of the Equity Interests in Interface India contemplated by Section 6.11, to the extent not completed prior to the Closing. At any time and from time to time after the Closing, at the Seller’s request and without further consideration, the Buyer shall promptly execute and deliver such documents, and take all such other action, as the Seller may reasonably request, to carry out the purpose and intent of this Agreement. Each party shall bear its own costs and expenses in connection with any further actions required pursuant to this Section 1.5.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller and the Company, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

2.1        Organization, Standing and Corporate Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Seller is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of the Seller’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not adversely affected, and would not reasonably be expected to adversely affect, in any material respect, the ability of the Seller to consummate the transactions contemplated by this Agreement or timely perform its obligations hereunder. The Seller has all requisite limited liability company power and authority to carry on the businesses in which it is engaged in all material respects and to own and use the material properties owned and used by it. The Seller has made available to the Buyer complete and accurate copies of its Organizational Documents. The Seller is not in material default under or in material violation of any provision of its Organizational Documents.

2.2        Authority; No Conflict; Required Filings and Consents.

(a)          The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to be executed by the Seller and to perform the Seller’s obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the other agreements contemplated hereby to be executed by the Seller and the performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller. This Agreement and all other agreements contemplated hereby to be executed by the Seller have been or will be duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each party thereto (other than the Seller, the Company or any of its Subsidiaries or any Affiliates of any of the foregoing), constitute or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)          Except as set forth on Section 2.2(b) of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Seller, nor the performance by the Seller of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Seller, each as amended or restated to date, (ii) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or other instrument of Indebtedness to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (iv) result in the imposition of any Lien upon any assets of the Seller or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its properties or assets, except in the case of the foregoing clauses (ii), (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not adversely affected, and would not reasonably be expected to adversely affect, in any material respect, the ability of the Seller to consummate the transactions contemplated by this Agreement or timely perform its obligations hereunder.

2.3        Ownership of Stock. The Seller holds beneficially and of record all of the Shares, free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Shares (other than the Organizational Documents of the Company). Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and valid title to all Shares, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).

2.4        Litigation. There is no Legal Proceeding which is pending or, to the Company’s Knowledge, has been threatened against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that has had or would reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated by this Agreement or timely perform its obligations hereunder.

2.5        Brokers. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.6        No Other Representations or Warranties. Subject to Section 13.9(c), the representations and warranties made by the Seller in this ARTICLE II and in ARTICLE III are the exclusive representations and warranties made by the Seller. Except for the representations and warranties contained in this ARTICLE II or in ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c), none of the Seller, the Seller’s members, the Company or any of its Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, the Company or any of the Company’s Subsidiaries (or any of their respective businesses) furnished or made available to the Buyer and its Representatives (including any information, documents or material made available to the Buyer and its Representatives in any electronic “data room,” any management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Subject to Section 13.9(c), the Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including any regarding the pro forma financial information, financial projections or other forward-looking statements relating to the Company or any of its Subsidiaries or to the business of the Company or any of its Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Seller and the Company, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1        Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the material properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its Organizational Documents. The Company is not in material default under or in material violation of any provision of its Organizational Documents.

3.2        Capitalization.

(a)          Section 3.2(a) of the Disclosure Schedule sets forth a complete and accurate description and listing of (i) the authorized capital stock of the Company, (ii) the number of shares of each class or series of capital stock of the Company that are issued and outstanding and (iii) the number of shares of each class or series of capital stock of the Company that are held in the treasury of the Company.

(b)          Section 3.2(b) of the Disclosure Schedule sets forth a complete and accurate list of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued and fully paid and are nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance in all material respects with all applicable securities Laws.

(c)          Except as set forth in Section 3.2(b) or Section 3.2(c) of the Disclosure Schedule, (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer or sell, or cause to be issued, exchanged, transferred or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness of the Company or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in Section 3.2(c) of the Disclosure Schedule, the Company does not have any outstanding equity compensation or equity-based compensation.

(d)          There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

(e)          The Closing Payment Certificate sets forth a true, correct and complete summary of the amounts payable pursuant to this Agreement.

3.3        Subsidiaries.

(a)          Section 3.3(a) of the Disclosure Schedule sets forth: (i) the name of each Subsidiary of the Company; (ii) the number and type of outstanding equity securities of such Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of such Subsidiary; (iv) the names of the officers and directors of such Subsidiary; and (v) the jurisdictions in which such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)          Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (where such concepts are recognized). Each Subsidiary of the Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification (where such concepts are recognized), except for such failures to be so qualified that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate, limited liability or other applicable entity power and authority to carry on the businesses in which it is engaged and to own and use the material properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the Organizational Documents of each Subsidiary of the Company. No Subsidiary of the Company is in material default under or in material violation of any provision of any of its Organizational Documents. Except as set forth on Section 3.3(b) of the Disclosure Schedule, all of the issued and outstanding shares of capital stock or other applicable equity interests of each Subsidiary of the Company are duly authorized, validly issued and fully paid and are nonassessable and free of preemptive rights. Except as set forth on Section 3.3(b) of the Disclosure Schedule, all equity securities of each Subsidiary of the Company that are held of record or owned beneficially by either the Company or any other Subsidiary of the Company are held or owned free and clear of any Liens and other restrictions on transfer (other than restrictions under the Securities Act, state securities Laws and the Organizational Documents of such Subsidiary). There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or other equity securities of any Subsidiary of the Company. Except as set forth on Section 3.3(b) of the Disclosure Schedule, there are no outstanding equity or equity-based compensation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)          The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company.

3.4        Authority; No Conflict; Required Filings and Consents.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to be executed by the Company and to perform the Company’s obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to be executed by the Company and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and all other agreements contemplated hereby to be executed by the Company have been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each party thereto (other than the Seller, the Company or any of its Subsidiaries or any Affiliates of any of the foregoing), constitute or will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)          Except as set forth on Section 3.4(b) of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or by the Company or the Seller of any other agreement contemplated hereby to be executed and delivered by the Seller and/or the Company, nor the performance by the Seller or the Company of their respective obligations hereunder or thereunder (as applicable), nor the consummation by the Seller or the Company of the transactions contemplated hereby or thereby (as applicable), will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary of the Company, each as amended or restated to date, (ii) require on the part of the Company or any of its Subsidiaries any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or other instrument of Indebtedness to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the assets of the Company or any Subsidiary of the Company are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary of the Company or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, except in the case of the foregoing clauses (ii), (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Damages to the Company or any of its Subsidiaries or the loss of any material rights or benefits by the Company or any of its Subsidiaries.

3.5        Financial Statements.

(a)          The Company has provided to the Buyer the Company Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in respect of any audited Company Financial Statement, as may be expressly indicated in any notes thereto); provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal year-end adjustments (which, individually and in the aggregate, will not be material to the Company and its Subsidiaries, taken as a whole) and do not include footnotes or other presentation items required under GAAP.

(b)          Each of the Company Financial Statements fairly presents in all material respects the consolidated assets, liabilities, financial condition, results of operations, cash flows, and changes in stockholders equity of the Company and its Subsidiaries as of the date thereof and for the period referred to therein, and is prepared from the books and records of the Company and its Subsidiaries. Except as set forth on Section 3.5(b) of the Disclosure Schedule, the accruals for vacation expenses, severance payments and Taxes accrued on the Most Recent Balance Sheet are materially sufficient to cover the expenses associated therewith in accordance with GAAP.

(c)          Except as set forth on Section 3.5(c) of the Disclosure Schedule, the Company maintains, in all material respects, accurate books and records reflecting its assets and liabilities and maintains, in all material respects, internal accounting controls, which are designed to provide reasonable assurance, in light of the Company’s and its Subsidiaries’ size, operations and industry, that (i) material transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s material assets, (iii) access to the material assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of material assets of the Company is compared with existing material assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately in all material respects.

(d)          The Company maintains reasonable disclosure controls and procedures that are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.

(e)          There are no securitization transactions and “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company or any of its Subsidiaries.

(f)          Except as set forth on Section 3.5(f) of the Disclosure Schedule, during the last three (3) years, neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company or any of its Subsidiaries.

(g)          Baker Tilly Virchow Krause, LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company, “independent” with respect to the Company and its Subsidiaries within the rules of the American Institute of Certified Public Accountants.

3.6        Absence of Certain Changes. Except as set forth on Section 3.6 of the Disclosure Schedule, since December 31, 2017, (x) there has occurred no Company Material Adverse Effect, (y) the Company and its Subsidiaries have conducted their businesses in all material respects in the Ordinary Course of Business and (z) neither the Company nor any of its Subsidiaries has:

(a)          issued or sold any stock or other securities of the Company or any of its Subsidiaries, or any options, warrants or rights to acquire any such stock or other securities, or amended any of the terms of (including the vesting of) any such rights, or repurchased or redeemed any stock or other securities of the Company or any of its Subsidiaries;

(b)          split, combined or reclassified any shares of its capital stock; or declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)          created, incurred or assumed any Indebtedness for borrowed money in excess of $250,000 (other than borrowings under revolving credit lines in existence as of the Most Recent Balance Sheet Date); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or made any loans, advances or capital contributions to, or investments in, any other Person in excess of $250,000;

(d)          hired any new employees other than in the Ordinary Course of Business;

(e)          (i) adopted, entered into, terminated or amended any employment (other than the adoption of at will employment agreements with no notice or severance provisions with respect to new employees in the Ordinary Course of Business), severance or retention plan, agreement or arrangement, any Company Plan, works agreement or any collective bargaining agreement, other than amendments required by this Agreement or applicable Law, (ii) increased the compensation or fringe benefits of, or paid any bonus to, any director, officer, employee or consultant, (iii) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, (iv) paid any discretionary benefit under any Company Plan, other than (y) bonuses paid in the Ordinary Course of Business pursuant to a Company Plan disclosed in Section 3.6(e)(iv) of the Disclosure Schedule and (z) insured or funded benefits paid in the Ordinary Course of Business, (v) granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or removed existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) taken any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, other than payment of premiums due or contributions owed in the Ordinary Course of Business;

(f)          acquired, sold, leased, licensed or disposed of any assets or property, other than sales of Inventory to customers in the Ordinary Course of Business or sales of other assets or properties with an aggregate value less than $100,000;

(g)          mortgaged or pledged any of its property or assets with an individual value in excess of $250,000 or subjected any such property or assets to any Lien;

(h)          discharged or satisfied any Lien over any material assets or property or paid any obligation or liability other than in the Ordinary Course of Business;

(i)          amended its Organizational Documents;

(j)          sold, assigned, transferred, licensed or sublicensed any Company Intellectual Property (other than non-exclusive licenses granted to end user customers in the Ordinary Course of Business);

(k)          changed the nature or scope of its business in any material respect, commenced any new line of business or taken any action to alter its organizational or management structure;

(l)          changed its accounting methods, principles or practices in any material respect;

(m)          made or changed any Tax election, changed an annual accounting period, filed any amended Tax Return, entered into any closing agreement, waived or extended any statute of limitations with respect to Taxes, settled or compromised any material Tax liability, claim or assessment, surrendered any material right to claim a refund of Taxes or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n)          entered into, amended, terminated, taken or omitted to take any action that would constitute a material violation of or material default under, or waive any material rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.11(b), Section 3.12 or Section 3.13 of the Disclosure Schedule;

(o)          (i) through and as of June 30, 2018, made any capital expenditure in excess of $250,000 per item or (ii) committed to make any unpaid capital expenditure in excess of $250,000 per item or $500,000 in the aggregate;

(p)          instituted or settled any Legal Proceeding involving an amount in controversy in excess of $50,000 in any single Legal Proceeding or $100,000 in the aggregate;

(q)          failed to take any action necessary to preserve the validity of any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, or any Permit that is material to the business of the Company and its Subsidiaries, taken as a whole;

(r)          accepted any customer order other than in the Ordinary Course of Business;

(s)          failed to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness; or

(t)          agreed in writing or otherwise to take any of the foregoing actions.

3.7        Undisclosed Liabilities. Except as set forth on Section 3.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due, except for (a) liabilities shown on the Most Recent Balance Sheet, a copy of which is attached to Section 3.7 of the Disclosure Schedule, or the Estimated Closing Adjustment Statement or (b) liabilities that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material to the Company and its Subsidiaries taken as a whole (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

3.8        Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all material actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors, partners, designated partners or any committee thereof and of all written consents executed in lieu of the holding of any such meeting for the last five (5) years. Section 3.8 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.9        Taxes.

(a)          Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. Except as set forth on Section 3.9(a) of the Disclosure Schedule, the unpaid Taxes of the Company and its Subsidiaries (i) for Tax periods (or portions thereof) through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) for Tax periods (or portions thereof) through the Closing Date, do not exceed those accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and its Subsidiaries for all Tax periods (or portions thereof) commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business.

(b)          All Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.

(c)          Except as set forth on Section 3.9(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any Subsidiary of the Company (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (excluding for this purpose any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes such as a credit agreement or a lease).

(d)          The Company has made available to the Buyer (i) complete and correct copies of all Income and other material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any of its Subsidiaries.

(e)          Except as set forth on Section 3.9(e) of the Disclosure Schedule, no examination or audit or other action of or relating to any Tax Return of the Company or its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Except as set forth on Section 3.9(e) of the Disclosure Schedule, no deficiencies for Taxes of the Company or any of its Subsidiaries have been claimed, proposed in writing or, to the Company’s Knowledge, otherwise, or assessed by any Governmental Entity. Neither the Company nor any of its Subsidiaries has been informed in writing or, to the Company’s Knowledge, otherwise, by any jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or one of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(g)          Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h)          There are no Liens with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or for Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves are included in the Most Recent Balance Sheet in accordance with GAAP.

(i)          Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal Income Tax purposes, or (ii) is a stockholder of a “specified foreign corporation” (other than the Company’s Subsidiaries) within the meaning of Section 965(e) of the Code (or any similar provision of state, local or foreign Law).

(j)          Except as set forth on Section 3.9(j) of the Disclosure Schedule, all related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(k)          Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. The Company and its Subsidiaries have disclosed on their federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

3.10       Assets.

(a)          Other than as set forth on Section 3.10(a) of the Disclosure Schedule, the Company or the applicable Subsidiary has good and valid title to all of the material assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Liens, other than Permitted Liens. The Company and each Subsidiary owns or leases all material tangible assets sufficient for the conduct of its businesses in all material respects as presently conducted, which tangible assets are reflected in the Company Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Except as set forth on Section 3.10(a) of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with commercially reasonable industry practice, is in good operating condition and repair (subject to normal wear and tear).

(b)          Except as set forth on Section 3.10(b) of the Disclosure Schedule, each material item of equipment, motor vehicle or other tangible asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the material obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in all material respects.

3.11       Owned and Leased Real Property.

(a)           Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Real Property (including street address and owner thereof). The Company or a Subsidiary has good, valid, insurable and marketable title to all of the Company Owned Real Property, free and clear of all Liens, other than Permitted Liens.

(b)           Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Leases and all security deposits thereunder. The Company has made available to the Buyer complete and accurate copies of the Leases. Neither the Company nor any of its Subsidiaries occupies any space other than pursuant to a Lease. With respect to each Lease:

(i)          such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity;

(ii)         such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity;

(iii)        none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in material breach or material violation of, or material default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such material breach or material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party under such Lease;

(iv)        there are no written (or, to the Company’s Knowledge, other) disputes, oral agreements or forbearance programs in effect as to such Lease;

(v)         neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(vi)        all facilities leased or subleased thereunder are supplied with utilities reasonably adequate for the current operation of said facilities;

(vii)       to the Knowledge of the Company, there are no Liens applicable to the Company Leased Real Property which impair in any material respect the current uses or the occupancy by the Company or any of its Subsidiaries of the property subject thereto;

(viii)      no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed, by the Company or any of its Subsidiaries; and

(ix)         neither the Company nor any of its Subsidiaries is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of the Lease.

(c)            Except as set forth on Section 3.11(c) of the Disclosure Schedule, the Company Real Property and the current uses and operations of the Company Real Property comply, and for the past three (3) years have complied, in all material respects with all applicable Laws and the terms of any Permitted Liens affecting the Company Real Property. Each of the Company and its Subsidiaries has obtained all material Permits required in connection with its current use, occupation and operation of the Company Real Property. The Company has received no written or (to the Knowledge of the Company) other notice of any pending or threatened condemnation, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Company Real Property.

(d)            Except as set forth on Section 3.11(d) of the Disclosure Schedule, (i) all utilities reasonably necessary for the current use or operation of the Company Real Property in the conduct of the business of the Company and its Subsidiaries, as presently conducted, have been obtained and are operable, (ii) all Structures are free of Known defects and in good operating condition and repair, ordinary wear and tear excepted, and (iii) no necessary maintenance or repair to the Company Real Property or any Structure has been unreasonably deferred.

(e)            There are no outstanding options or rights of first refusal to purchase any portion of (i) the Company Owned Real Property or any interest therein, or (ii) to the Knowledge of the Company, the Company Leased Real Property or any interest therein, in each case except for such rights held or enjoyed by the Company or a Subsidiary of the Company.

3.12        Intellectual Property.

(a)          Section 3.12(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All Company Registrations have been assigned to the Company or a Subsidiary as necessary. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, and there are no Liens on any of the Company Registrations.

(b)          There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and its Subsidiaries have complied with any duty of candor and disclosure required by the United States Patent and Trademark Office or any relevant foreign patent office with respect to Company Registrations filed by or on behalf of the Company or any of its Subsidiaries. The Company has no Knowledge of any information that would preclude the Company or any of its Subsidiaries from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registrations. During the three (3) year period ending on the date of this Agreement, there has been no public disclosure of any material Company Intellectual Property, including in trade publications or at trade shows, which would cause any Company Registrations to be declared invalid.

(c)          Each item of Company Intellectual Property will be owned or available for use by the Buyer or a Subsidiary of the Buyer following the Closing on the same terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 3.12 of the Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property constitutes all material Intellectual Property reasonably necessary to (i) Exploit the Customer Offerings in the manner so done currently by the Company and its Subsidiaries, (ii) Exploit the Internal Systems as they are currently used by the Company and its Subsidiaries and (iii) otherwise conduct the business of the Company and its Subsidiaries in the manner currently conducted by the Company and its Subsidiaries.

(d)          The Company or the appropriate Subsidiary, as applicable, has taken commercially reasonable business measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company and each Subsidiary has complied, in all material respects, with all applicable contractual requirements and has taken commercially reasonable measures to comply with all applicable legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) breach of the Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third Person. In the last six (6) years prior to the date of this Agreement, the Company and each Subsidiary have used commercially reasonable efforts to maintain and monitor the quality of all material goods and services sold, distributed or marketed under each of its Trademarks and has implemented quality control measures reasonably adequate to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e)          None of the Customer Offerings, or the Exploitation thereof by the Company or its Subsidiaries (or, to the Knowledge of the Company, by any reseller, distributor, customer or user thereof), or any other activity of the Company or its Subsidiaries, infringes or violates, or constitutes a misappropriation of, or in the past six (6) years has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. None of the Internal Systems, or the Company’s or any of its Subsidiaries’ current or past (within the past six (6) years) Exploitation thereof, or any other activity currently or within the past six (6) years undertaken by them in connection with their business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 3.12(e) of the Disclosure Schedule lists any complaint, claim or notice, or, to the Knowledge of the Company, threat of any of the foregoing (including any notification that a license under any patent is required by, or is required to be licensed by, the Company), received by the Company or any of its Subsidiaries within the past six (6) years in writing alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any manufacturer, reseller, distributor, customer, user or any other third party within the last six (6) years in writing; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any written materials, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f)          Except as set forth on Section 3.12(f) of the Disclosure Schedule, to the Knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or its Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries. The Company has made available to the Buyer copies of all written materials, correspondence, analyses, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g)          Section 3.12(g) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future material Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person against any infringement, violation or misappropriation of any Company Owned Intellectual Property (other than in the Ordinary Course of Business with respect to Customer Offerings). Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Company Owned Intellectual Property to any Person.

(h)          Section 3.12(h) of the Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or any of its Subsidiaries Exploits it (excluding currently-available, off-the-shelf software programs that are licensed by the Company or any of its Subsidiaries pursuant to “shrink wrap” licenses, the total fees associated with which are less than $25,000 per year) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Company or any of its Subsidiaries has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(i)          Except as set forth in Section 3.12(i) of the Disclosure Schedule, each current or former (during the last five (5) years) Company Employee and each current or former (during the last five (5) years) independent contractor of the Company or any of its Subsidiaries who are inventors or authors of Intellectual Property used by the Company or any of its Subsidiaries as defined by United States Law has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(j)          The Customer Offerings and the Internal Systems are free from material defects in design, workmanship and materials and conform in all material respects to any existing applicable written Documentation and specifications therefor. To the Knowledge of the Company, the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that would impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data, in each case in any material respect.

(k)          No university or Governmental Entity has sponsored any research or development conducted by the Company or any of its Subsidiaries or has any claim of right or ownership of or Lien on any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company or any of its Subsidiaries.

(l)          Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any agreement governing any Company Licensed Intellectual Property, (ii) a material impairment of the rights of the Company or any of its Subsidiaries in or to any Company Intellectual Property, or (iii) the Company, any of the Company’s Subsidiaries, or the Buyer being obligated to pay any penalty or new or increased royalty or fee to any Person under any agreement governing any Company Intellectual Property, in each case under any Contract to which the Company or any of its Subsidiaries is a party as of the Closing.

3.13        Contracts.

(a)           Section 3.13(a) of the Disclosure Schedule lists the following agreements (each a “Contract”) to which the Company or any Subsidiary of the Company is a party and under which the Company or any such Subsidiary has any continuing rights or obligations:

(i)          any agreement (or group of related agreements) for the lease of personal property from or to third parties which involves more than the sum of $50,000 over any 12-month period;

(ii)         any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year (other than any agreement whose duration is for one (1) year or less and contains an evergreen renewal provision), (B) which involves more than the sum of $500,000 (on an annual basis), or (C) in which the Company or any Subsidiary of the Company has granted exclusive manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)        any agreement providing for any royalty or milestone or similar payments by the Company;

(iv)        any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)         any agreement (or group of related agreements) under which the Company or any Subsidiary of the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations but excluding any intercompany Indebtedness) or under which it has imposed a Lien on any of its assets, tangible or intangible, in each case, relating to obligations involving more than the sum of $500,000;

(vi)        any agreement for the disposition of any material portion of the assets or business of the Company or any Subsidiary of the Company (other than sales of Inventory in the Ordinary Course of Business) or any agreement for the acquisition of all or a material portion of the assets or business of any other Person (other than purchases of supplies or components in the Ordinary Course of Business);

(vii)       any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements (or confidentiality provisions contained in agreements) with customers of the Company or any Subsidiary of the Company or with any of the Company Employees set forth in the Company’s or any of its Subsidiaries’ standard terms or conditions of sale or standard form of employment or confidentiality agreement with any of the Company Employees, copies of which have previously been made available to the Buyer);

(viii)      any employment, independent contractor, or consulting agreement involving payment by the Company or any of its Subsidiaries in excess of $100,000;

(ix)         any agreement, plan, or program providing for severance, retention, change in control payments, or transaction-based bonuses;

(x)          any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled) involving payment by the Company or any of its Subsidiaries in excess of $50,000;

(xi)         any agreement with any professional employer organization;

(xii)        any agreement involving any current or former officer, director or stockholder of the Company or any Affiliate thereof;

(xiii)       any agreement under which the consequences of an uncured default or termination by a third party thereto would constitute a Company Material Adverse Effect;

(xiv)      any agency, distributor, sales representative or franchise agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(xv)       any agreement which contains any provisions requiring the Company or any Subsidiary of the Company to indemnify any other party (excluding indemnities contained in (A) any stand-alone confidentiality or non-disclosure agreement entered into in the Ordinary Course of Business providing for indemnification solely of a breach of such agreement, (B) the Leases disclosed in Section 3.11(b) of the Disclosure Schedule, and (C) agreements for the purchase, sale, lease or license of products or services entered into in the Ordinary Course of Business);

(xvi)      any agreement that would have the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted;

(xvii)     any license, covenant or other agreement required to be listed in Section 3.12(g) of the Disclosure Schedule;

(xviii)    any agreement, contract, assignment or other instrument required to be listed in Section 3.12(h) of the Disclosure Schedule;

(xix)       any Government Contract;

(xx)        any agreement that would entitle any third party to receive a license or any other right to Intellectual Property of, or otherwise bind or by its express terms purport to bind, the Buyer or any of the Buyer’s Subsidiaries (excluding the Company and its Subsidiaries) following the Closing; and

(xxi)       any other agreement (or group of related agreements) involving more than $500,000.

(b)       The Company has made available to the Buyer a complete and accurate copy of each Contract (as amended). With respect to each Contract: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity); (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity); and (iii) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach or material violation of, or material default under, any such Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party under such Contract.

(c)       Neither the Company nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.13(a) of the Disclosure Schedule under the terms of Section 3.13(a). Neither the Company nor any of its Subsidiaries is a party to any written or oral arrangement to perform services or sell products which is expected to be performed at, or to result in, a material loss.

3.14      Litigation. Except as set forth on Section 3.14 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to, against or affecting the Company or any Subsidiary of the Company or any current or, to the Knowledge of the Company, former officer, director, employee, consultant, agent or stockholder of the Company or any Subsidiary of the Company in its, his or her capacity as such or with respect to the Company or any Subsidiary of the Company, or seeking to prevent or delay the transactions contemplated hereby, and no written or (to the Company’s Knowledge) other notice of any Legal Proceeding involving or relating to the Company or any Subsidiary of the Company, whether pending or threatened, has been received by the Company or any Subsidiary of the Company. Except as set forth on Section 3.14 of the Disclosure Schedule, there are no outstanding Orders against or binding on the Company or any Subsidiary of the Company. Except as set forth on Section 3.14 of the Disclosure Schedule, there is no Legal Proceeding by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has threatened in writing or, to the Knowledge of the Company, otherwise, against any other Person. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is the subject of any pending inquiry or investigation by any Governmental Entity.

3.15      Environmental Matters.

(a)       Except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company and its Subsidiaries are in material compliance, and have during the last six (6) years been in material compliance, with all Environmental Laws. There is no pending or, to the Knowledge of the Company threatened Legal Proceeding relating to any Environmental Law involving the Company or any of its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is the subject of any pending inquiry or investigation by any Governmental Entity relating to any Environmental Law. Neither Company nor any of its Subsidiaries has received any notice that alleges that it is in violation of, or has liability or potential liability under, any Environmental Law.

(b)       Except as set forth in Section 3.15(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or material obligations arising from or related to the release or threatened release of any Materials of Environmental Concern into the environment, the workplace, or other areas from or onto any real property currently owned, operated, leased or occupied by the Company or any of its Subsidiaries. There are no material liabilities or obligations arising from any release or threatened release of any Materials of Environmental Concern into the environment, workplace, or other areas from or onto any real property formerly owned, operated, leased or occupied by the Company or any of its Subsidiaries while such real property was owned, operated, leased or occupied by the Company or any of its Subsidiaries.

(c)       Neither the Company nor any of its Subsidiaries is a party to, subject to or bound by any court order, administrative order, consent order or other order, decree, injunction, administrative or judicial requirement, or agreement between the Company or any of its Subsidiaries and any entity, including any Governmental Entity, entered into in connection with any material legal obligation or material liability arising under any Environmental Law.

(d)       Set forth in Section 3.15(d) of the Disclosure Schedule is a list of all written or electronic environmental reports, investigations, and audits relating to premises currently or previously owned, leased, or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company, any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) of which the Company or any of its Subsidiaries has possession, custody or control. A complete and accurate copy of each such document has been provided to the Buyer.

(e)       Neither the Company nor any Subsidiary of the Company has any material liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary of the Company for actions or omissions of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person.

(f)       Except as set forth in Section 3.15(f)(i) of the Disclosure Schedule, at, in, on or under any real property, including the land and the improvements, ground water and surface water thereon, which the Company or any of its Subsidiaries owns, operates, occupies, or leases, no Materials of Environmental Concern are present in concentrations exceeding an environmental standard that governs the quality or use of the environmental medium in which such Material of Environmental Concern is present. At any real property formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, there was not, during the time such real property was owned, operated, occupied or leased by the Company or any of its Subsidiaries, any release or threatened release to the environment of any Materials of Environmental Concern in response to which any subsequent owner or operator of the property could reasonably be anticipated to incur costs. Section 3.15(f)(ii) of the Disclosure Schedule lists all underground and aboveground storage tanks currently or formerly used by the Company or any of its Subsidiaries at any real property currently owned, operated, leased or occupied by the Company or any of its Subsidiaries, and the capacity, age and current contents of such tanks.

(g)       Section 3.15(g)(i) of the Disclosure Schedule sets forth a true, correct and materially complete description of any asbestos which is contained in or forms part of any building, structure or asset currently owned, occupied, operated or leased by the Company or any of its Subsidiaries or (or with respect to the period owned, occupied operated or leased by the Company or any of its Subsidiaries) formerly owned, occupied, operated or leased by the Company or any of its Subsidiaries. Section 3.15(g)(ii) of the Disclosure Schedule sets forth a true, correct and materially complete description of any asbestos contained in or forming part of any product manufactured, distributed or sold by the Company, any of its Subsidiaries, or any Person whose liability the Company or any of its Subsidiaries has retained or assumed, whether by contract, operation of Law or otherwise. Section 3.15(g)(iii) of the Disclosure Schedule sets forth a true, correct and complete list of all Legal Proceedings pending or brought within the past six (6) years, or to the Company’s Knowledge threatened within the last three (3) years, with respect to, against or affecting the Company or any of its Subsidiaries and relating to the actual or alleged exposure of any Person to asbestos.

3.16      Labor and Employment.

(a)       Section 3.16(a) of the Disclosure Schedule contains a list of all current Company Employees, along with each such Company Employee’s position, date of hire, work location (including city, state, and country), annual rate of compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), job classification (exempt or non-exempt), estimated or target annual incentive compensation, status, if applicable, as a unionized employee, and status of employment (including whether the person is on leave of absence and, if so, the dates of such leave). Section 3.16(a) of the Disclosure Schedule sets forth all bonuses earned by any Company Employee through the Closing Date (assuming a Closing Date of August 31, 2018) that are expected to be accrued but unpaid as of the Closing Date (assuming a Closing Date of August 31, 2018), as well as each Company Employee’s amount of accrued vacation or paid time off and accrued sick time, and the amount of such liabilities as of the date of this Agreement. Except as set forth in Section 3.16(a) of the Disclosure Schedule, each current Company Employee who is not subject to a collective bargaining agreement is retained at-will and no Company Employee is a party to an employment agreement. Except as otherwise provided for by applicable Law, in the Company’s ERISA Severance Plan, the collective bargaining agreements, or individual employment agreements, copies of which were previously provided to the Buyer, each Company Employee may be terminated without any penalty, notice or severance obligations on the part of the Company or any Subsidiary. Section 3.16(a) of the Disclosure Schedule contains a list of all Company Employees employed in the United States who are not citizens or permanent residents of the United States and, for each such Company Employee, such Company Employee’s visa, work authorization, and/or green card status and the date such work authorization is scheduled to expire. To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any of its Subsidiaries. Each current and former (during the last three (3) years) Company Employee based in the United States has entered into the Company’s or such Subsidiary’s standard form of Confidentiality and Intellectual Property Agreement, a copy of which form has previously been made available to the Buyer, and, except as set forth on Section 3.16(a) of the Disclosure Schedule, each current and former (during the last (3) years) Company Employee based outside of the United States has executed a written employment agreement containing provisions comparable to those included in such form.

(b)       Since January 1, 2016, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law relating to employment discrimination, employee classification (including for overtime purposes or as employee versus independent contractor), works agreements, collective bargaining, concerted activity, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements. The Company and its Subsidiaries are, for the past three (3) years have been, in compliance in all material respects with all employment agreements with Company Employees. No claims, controversies, investigations, audits or other Legal Proceedings are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or employment agreements, either by private Persons or by Governmental Entities.

(c)       Except as set forth on Section 3.16(c) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or works agreement. The Company has previously made available to the Buyer complete copies of all collective bargaining agreements and works agreements to which the Company or any of its Subsidiaries is a party to or bound by. Except as set forth on Section 3.16(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has experienced any actual or threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes within the last six (6) years. Except as set forth on Section 3.16(c) of the Disclosure Schedule, the Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past two (2) years, by or on behalf of any labor union or works council with respect to Company Employees who are not currently subject to a collective bargaining agreement.

(d)       Section 3.16(d) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by the Company or any of its Subsidiaries, along with the position, initial date of retention and rate of remuneration for each such Person. The Company has previously made available to the Buyer all consultant and independent contractor written agreements or contracts for such consultants and independent contractors set forth on Section 3.16(d). Except as set forth on Section 3.16(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is engaging, or has in the prior two (2) years engaged, any temporary or leased employee for longer than a six-month period.

(e)       The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(f)       Except as set forth on Section 3.16(f) of the Disclosure Schedule, no charges or complaints are open or pending against the Company or any of its Subsidiaries with the Equal Employment Opportunity Commission, a state fair employment or practices agency, the National Labor Relations Board, the Office of Federal Contract Compliance Programs (the “OFCCP”), or similar Governmental Entity or pursuant to internal complaint procedures. True, correct and complete information regarding any such charges or complaints has been made available to the Buyer. To the Knowledge of the Company, since January 1, 2015, no current or former employee of the Company or any of its Subsidiaries has complained in writing of discrimination, retaliation or other wrongdoing pertaining to that person’s employment with the Company or any of its Subsidiaries.

(g)       Section 3.16(g) of the Disclosure Schedule contains a complete and accurate list of all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, and employment policies.

(h)       Since January 1, 2015, neither the Company nor any of its Subsidiaries has instituted any plant closing or mass layoff that implicates the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law. Except as set forth on Section 3.16(h) of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act has suffered an employment loss, as defined in the WARN Act, within the 90 day period ending on the date hereof.

3.17      Employee Benefit Plans.

(a)       Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of the following, to the extent applicable, have been made available to the Buyer: (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, (v) any reports regarding the satisfaction of the applicable nondiscrimination requirements of Sections 401(a)(4), 401(a)(17), 410(b), 401(k), 401(m), 415 and 416 of the Code for the past three (3) plan years for any Transferred Benefit Plan, (vi) any non-routine written or electronic communications from or to the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), within the past three (3) years. Except as set forth in Section 3.17(a), no Company Plan is or has been subject to non-U.S. Law.

(b)       Each Company Plan has been administered in accordance in all material respects with its terms. Each of the Company, its Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and Multiemployer Plan to which the Company or any Subsidiary contributes and has timely made all required contributions thereto. The Company Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. There is no commitment, whether legally binding or not, to create any additional Company Plans or to materially modify any existing Company Plans except as required by this Agreement or applicable Law.

(c)       There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) pending or, to the Knowledge of the Company, threatened against or involving any Company Plan. No Company Plan is or within the last three (3) calendar years has been the subject of, or has received or provided written notice that it is the subject of, examination or audit by a Governmental Entity.

(d)       All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code or are based on prototype or volume submitter documents that have received such letter, and no such determination letter or opinion letter has been revoked and, to the Company’s Knowledge, such revocation has not been threatened.

(e)       Each Transferred Benefit Plan that is intended to be qualified under Section 401(a) of the Code is in material compliance with applicable nondiscrimination requirements under the Code.

(f)       Except as specified on Section 3.17(f) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has any material Liability with respect to an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA and (ii) at no time has the either the Company, any of its Subsidiaries or any ERISA Affiliate been obligated to contribute to any Multiemployer Plan. With respect to any Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, except as set forth on Section 3.17(f) of the Disclosure Schedule: (i) there has been no (A) failure by the Company, any of its Subsidiaries or their respective ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or any failure by any such Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived, for which the Buyer, the Company or any of its Subsidiaries would have any liability; or (B) determination that any such Company Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (ii) within the past three (3) years, no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iv) no liability to PBGC (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Company Plan. With respect to any Multiemployer Plan, except as set forth on Section 3.17(f) of the Disclosure Schedule: (i) none of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred any material Liability with respect to the withdrawal or partial withdrawal of the Company, any of its Subsidiaries, or any ERISA Affiliate from any Multiemployer Plan; and (ii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has received any notice concerning the imposition upon the Company, any of its Subsidiaries or any ERISA Affiliate of any withdrawal liability.

(g)       With respect to the Company Plans, except as set forth on Section 3.17(g) of the Disclosure Schedule, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. No Company Plan subject to ERISA has assets that include securities issued by the Company, any Subsidiary or any ERISA Affiliate.

(h)       All Company Plans that are group health plans comply in all material respects with the applicable requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act, and any other comparable Laws. No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. Except as set forth on Section 3.17(h) of the Disclosure Schedule, no employee, officer, director or manager, or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable Law, and to the Company’s Knowledge, there have been no written or oral commitments inconsistent with the foregoing.

(i)       Except as to any plans subject to collective bargaining, works agreement and any employment or similar agreements, and subject to applicable Law, each Company Plan is amendable and terminable unilaterally by the Company or the applicable Subsidiary that is a party thereto at any time.

(j)       Except as set forth on Section 3.17(j) of the Disclosure Schedule and as described in Section 1.2(b)(i)(F), no Company Plan contains any provision that, in connection with any of the transactions contemplated by this Agreement or upon concurrent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any material compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) require or provide any payment or compensation that constitutes an excess parachute payment within the meaning of Section 280G(b)(1) of the Code, (v) promise or provide any Tax gross ups in respect of payments to employees or former employees or other current or former service providers, whether under Sections 280G or 409A of the Code or otherwise.

(k)       Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) is, and for the past three (3) years has been, in compliance in all material respects with Code Section 409A. No stock option outstanding under any Company Plan has an exercise price less than the fair market value of the underlying stock as of the date such option was granted.

(l)       Except as set forth on Section 3.17(l) of the Disclosure Schedule, with respect to each employee benefit plan in the nature of a Company Plan that covers employees outside of the United States (each, a “Foreign Plan”):

(i)       all material employer and employee contributions, including without limitation social security contributions, to each Foreign Plan or to any Governmental Entity required by law or by the terms of such Foreign Plan to have been made have been made, or, if applicable, accrued for in accordance with normal accounting practices;

(ii)      each Foreign Plan that is funded has no material unfunded liability;

(iii)        each Foreign Plan required to be registered has been registered and has been maintained in all material respects in good standing with applicable regulatory authorities; and

(iv)        each Foreign Plan is otherwise in compliance with applicable Law, including compliance with applicable Tax requirements to maintain Tax preferred status.

3.18      Compliance with Laws. Except as set forth on Section 3.18 of the Disclosure Schedule, during the three (3) years preceding the date of this Agreement, each of the Company and its Subsidiaries has conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or, to the Company’s Knowledge, other notice or communication) from any Governmental Entity or other Person alleging any such material noncompliance with any applicable Law. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any material liability of the Company or any of its Subsidiaries for failure to comply with any Law. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any manager, member or other equity holder, officer or Company Employee or concerning any actual or alleged fraud.

3.19      Unlawful Payments. Each of the Company and its Subsidiaries are and, during the five (5) years preceding the date of this Agreement, have been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., all other applicable international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any of its Subsidiaries has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company, any of its Subsidiaries, or any current or former Representatives thereof (with respect to the Company and its Subsidiaries), is in violation of, or has any liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by the Company or any of its Subsidiaries or is otherwise Known to the Company. Neither the Company nor any of its Subsidiaries has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. None of the Company’s or any of its Subsidiaries’ current or, to the Knowledge of the Company, former Representatives is currently an officer, agent or employee of a Governmental Entity. Neither the Company nor any of its Subsidiaries, nor any of their respective current or, to the Knowledge of the Company, former Representatives acting on behalf or at the direction of the Company or any of its Subsidiaries has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment), any facilitating or expediting payment, or any commission payment that is payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

3.20      Permits. Section 3.20 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Disclosure Schedule, such listed material Permits are the only material Permits that are required for the Company and its Subsidiaries to conduct their businesses as presently conducted. Each such material Permit is in full force and effect; the Company or its applicable Subsidiary, as the case may be, is in compliance in all material respects with the terms of each such material Permit; and, to the Knowledge of the Company, no suspension or cancellation of such material Permit is threatened. Each such material Permit will continue in full force and effect immediately following the Closing.

3.21      Insurance. Section 3.21 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Except as set forth in Section 3.21 of the Disclosure Schedule, there is no material claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any of its Subsidiaries is liable (as of the date hereof) for retroactive premiums or similar payments, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Except as set forth in Section 3.21 of the Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.21 of the Disclosure Schedule identifies all material claims asserted by the Company or any of its Subsidiaries pursuant to any insurance policy in the past three (3) years.

3.22      Customers and Suppliers. Section 3.22 of the Disclosure Schedule sets forth a list of (a) the top twenty (20) customers of the Company and its Subsidiaries (on a consolidated basis), by revenue, during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is a top fifteen (15) supplier to the Company and its Subsidiaries (on a consolidated basis) based on expenditures during the last fiscal year or interim period through the Most Recent Balance Sheet Date or that is the sole supplier of any significant product or service to the Company or any of its Subsidiaries that cannot be obtained from an alternative source on commercially reasonable terms without undue effort or expense. Except as set forth on Section 3.22 of the Disclosure Schedule, no such customer or supplier has indicated in writing within the past year that it will stop, or materially decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any of its Subsidiaries. To the Knowledge of the Company, no unfilled customer order or commitment obligating the Company or any of its Subsidiaries to process, manufacture, provide or deliver products or perform services will result in a material loss to the Company or any of its Subsidiaries upon completion of performance.

3.23      Certain Business Relationships with Affiliates. Except as set forth on Section 3.23 of the Disclosure Schedule, neither the Seller nor any Affiliate of the Seller (other than the Company or a Subsidiary), directly or indirectly, (a) owns any material property or right, tangible or intangible, which is used in the business of the Company or any of its Subsidiaries, (b) has any material claim or cause of action against the Company or any of its Subsidiaries, (c) owes any money to, or is owed any money by, the Company or any of its Subsidiaries (other than pursuant to benefit and expense reimbursements in the Ordinary Course of Business), or (d) is a party to any contract or other arrangement (written or oral) with the Company or any of its Subsidiaries other than employment or consulting agreements, copies of which have been provided to the Buyer. Section 3.23 of the Disclosure Schedule describes any transactions or relationships between the Seller or any Affiliate of the Seller (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, that occurred or have existed since January 1, 2017.

3.24      Inventory. Except as set forth in Section 3.24 of the Disclosure Schedule, the Inventory of the Company and its Subsidiaries (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Most Recent Balance Sheet) is usable or salable in the Ordinary Course of Business, conforms in all material respects to the specifications established therefor, and has been manufactured in all material respects in accordance with all applicable Laws. Except as set forth on Section 3.24 of the Disclosure Schedule, the values at which the Inventory of the Company and its Subsidiaries is carried and set forth on the balance sheets included in the Company Financial Statements reflect the valuation policy of stating Inventories at cost or market, whichever is lower, on a first-in, first-out and last-in, first-out basis, as applicable, and reflect materially adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP).

3.25      Warranties.

(a)       No service or product provided, manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries within the last three (3) years is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company and its Subsidiaries, which are set forth in Section 3.25(a) of the Disclosure Schedule, and (ii) manufacturers’ warranties for which neither the Company nor any of its Subsidiaries has any material liability. Section 3.25(a) of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return, service level agreement credit and indemnity provisions during each of the fiscal years and the interim period covered by the Company Financial Statements.

(b)       Within the last three (3) years, no product liability claims have been received by the Company or any of its Subsidiaries and, to the Company’ Knowledge, no such claims have been made against any other Person with respect to any Customer Offering or threatened against the Company or any of its Subsidiaries relating to any Customer Offering. There is no judgment, order or decree outstanding against the Company or any of its Subsidiaries relating to product liability claims.

3.26      Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no material setoffs or counterclaims, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.26 of the Disclosure Schedule. All accounts receivable of the Company and its Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no material setoffs or counterclaims, net of a reserve for bad debts related to such accounts receivable calculated in a manner consistent with the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any of its Subsidiaries has received any written notice from an account debtor stating that any account receivable in an amount in excess of $100,000 is subject to any contest, claim or setoff by such account debtor.

3.27      Prepayments, Prebilled Invoices and Deposits.

(a)       All material prepayments, prebilled invoices and deposits that have been received by the Company and its Subsidiaries as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date are accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP).

(b)       All material prepayments, prebilled invoices and deposits that have been made or paid by the Company and its Subsidiaries as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date are accrued for on the Most Recent Balance Sheet in accordance with GAAP applied on a consistent basis with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP).

3.28      Government Contracts.

(a)       Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; and no such suspension or debarment has been threatened or initiated or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been notified in writing (or, to the Company’s Knowledge, otherwise) that it has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of any United States Governmental Entity, or any prime contractor to a Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b)       To the Knowledge of the Company, there exists none of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.249-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.242-15 or similar sections); and other than provided for in the Limitation of Cost or Limitation of Funds clauses (48 C.F.R. Ch.1 §52.52.232-20 and §52.232-22, respectively) contained any contract or subcontract, the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

3.29       Export Control and Sanctions.

(a)       Each of the Company and its Subsidiaries is and, during the three (3) years preceding the date of this Agreement, has been in material compliance with all applicable Export Control Rules, including all applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign Persons. Neither the Company nor any of its Subsidiaries has received any written or (to the Knowledge of the Company) other notice alleging that the Company or any of its Subsidiaries is not in material compliance with, or has any material liability under, such Export Control Rules, or has engaged in any brokering activity as defined in 22 C.F.R. 129.2(b). During the three (3) years preceding the date of this Agreement, each of the Company and its Subsidiaries has obtained and complied in all material respects with all material licenses, agreements, authorizations and license exceptions or exemptions required for the Company or such Subsidiary’s exports of articles or technology or provision of services.

(b)       Section 3.29(b) of the Disclosure Schedule sets forth a true, correct and complete list of all material licenses, agreements and other authorizations maintained or relied upon by each of the Company and its Subsidiaries under the Export Control Rules.

(c)       During the three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation regarding potential or actual material non-compliance with Export Control Rules, made any mandatory or voluntary disclosure or declined to make a voluntary disclosure with respect to any known violation of Export Control Rules, or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export Control Rules.

(d)       Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative or Affiliate is, or has been, controlled by, acting on behalf of, or majority owned individually or by aggregating ownership interests of (i) a national of, Governmental Entity of, or entity operating in or organized under the Laws of Cuba, Iran, North Korea, Syria, Sudan, or the Crimea region of Ukraine; (ii) a Specially Designated National or Blocked Person, or other Person designated on the Consolidated Sanctions List maintained by the U.S. Department of the Treasury Office of Foreign Assets Control; (iii) a Person designated on the Denied Persons List, Entity List, or Unverified List maintained by the U.S. Department of Commerce Bureau of Industry and Security; (iv) a Person designated on the Debarred List maintained by the U.S. Department of State Directorate of Defense Trade Controls; (v) a Person designated by the U.S. Department of the Treasury as a financial institution of primary money laundering concern, or (vi) a Person otherwise prohibited from engaging in financial transactions with U.S. Persons (collectively, “Restricted Persons”).

(e)       Without limiting the foregoing, neither the Company nor any of its Subsidiaries has conducted any transaction directly or indirectly with, or exported, re-exported, or transferred any commodity, material, equipment, software, technology or service to, any Restricted Person, except in accordance with a license or other authorization issued pursuant to applicable Export Control Rules.

3.30       Brokers. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.31       Powers of Attorney. Except as set forth on Section 3.31 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

3.32       Disclosure. To the Knowledge of the Company, (a) no representation or warranty of the Company contained in this Agreement, and (b) no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company or the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading

3.33      No Other Representations or Warranties. Subject to Section 13.9(c), the representations and warranties made by the Seller in ARTICLE II and in this ARTICLE III are the exclusive representations and warranties made by the Seller. Except for the representations and warranties contained in ARTICLE II or in this ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c), none of the Seller, the Seller’s members, the Company or any of its Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller, the Company or any of the Company’s Subsidiaries (or any of their respective businesses) furnished or made available to the Buyer and its Representatives (including any information, documents or material made available to the Buyer and its Representatives in any electronic “data room,” any management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Subject to Section 13.9(c), the Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including any regarding the pro forma financial information, financial projections or other forward-looking statements relating to the Company or any of its Subsidiaries or to the business of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.1        Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2        Authority; No Conflict; Required Filings and Consents.

(a)       The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to be executed by the Buyer and to perform the Buyer’s obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the other agreements contemplated hereby to be executed by the Buyer and the performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and all other agreements contemplated hereby to be executed by the Buyer have been or will be duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute or will constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)       Neither the execution and delivery by the Buyer of this Agreement or the Escrow Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the charter or By-laws of the Buyer, (ii) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or other instrument of Indebtedness to which the Buyer is a party or by which the Buyer is bound or to which any of the assets of the Buyer are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of the foregoing clauses (ii), (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not adversely affected, and would not reasonably be expected to adversely effect, in any material respect, the ability of the Buyer to consummate the transactions contemplated by this Agreement or timely perform its obligations hereunder.

4.3        Litigation. There is no Legal Proceeding which is pending or, to the actual knowledge of the Buyer’s executive officers, has been threatened against the Buyer that questions the validity of this Agreement or any action taken or to be taken by the Buyer in connection herewith or that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

4.4        Investment Representation. The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Buyer acknowledges that it is informed as to the investment risks of the transactions contemplated hereby and of ownership of the Shares. The Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws, or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.5        Solvency.

(a)       Immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, assuming all representations and warranties set forth in ARTICLE II and ARTICLE III are true and correct, the Buyer and the Company and its Subsidiaries, on a consolidated basis, will be Solvent. The Buyer is not making any transfer of property and is not incurring any liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud, either present or future creditors of the Buyer or the Company or its Subsidiaries.

(b)       For purposes of this Agreement, “Solvent” when used with respect to the Buyer and the Company and its Subsidiaries, means that, immediately following the Closing Date, (i) the amount of the Present Fair Saleable Value of their consolidated assets will, as of such date, exceed all of their consolidated known liabilities as of such date, (ii) they will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or will be engaged, and (iii) they will be able to pay their consolidated debts as they become absolute and mature.

(c)       For purposes of the above definition of “Solvent,” “Present Fair Saleable Value” means, with respect to the Buyer and the Company and its Subsidiaries, the amount that may be realized if their aggregate assets (including goodwill minus disposition costs), on a consolidated basis, are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

4.6        Brokers. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.7        Sufficiency of Funds. At the Closing, assuming the satisfaction of the conditions set forth in Section 7.1, the Buyer will have sufficient cash on hand or other sources of immediately available funds to enable the Buyer to make payment of the Aggregate Closing Consideration, the Working Capital Escrow Amount, the Estimated Closing Adjustment, and all other amounts and all fees, costs and expenses contemplated hereby or by any of the other documents contemplated hereby to be paid by the Buyer at the Closing and to consummate the transactions contemplated by this Agreement and each of the other documents contemplated hereby.

4.8        Independent Investigation. The Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by the Buyer and, to the extent the Buyer deemed appropriate, by the Buyer’s Representatives. The Buyer acknowledges that the Buyer and its Representatives have been, to the Buyer’s knowledge, permitted access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and its Subsidiaries that the Buyer and its Representatives have desired or requested to see or review, in each case solely to the extent made available by the Seller. In entering into this Agreement, the Buyer acknowledges that, except for the specific representations and warranties set forth in ARTICLE II and ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c), it has relied solely upon its due diligence investigation, verification, review and analysis and not on any factual representations or opinions of the Seller or the Company and its Subsidiaries or any of their respective Representatives (except the specific representations and warranties set forth in ARTICLE II and ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c)). The Buyer acknowledges that, except for the representations and warranties expressly set forth in ARTICLE II and ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c), none of the Seller, Seller’s members, the Company or any of its Subsidiaries or any other Person has made or makes any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Seller, the Company or any of the Company’s Subsidiaries (or any of their respective businesses) furnished or made available to the Buyer and its Representatives (including any information, documents or material made available to the Buyer and its Representatives in any electronic “data room,” any management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or any of its Subsidiaries (including any pro forma financial information, financial projections or other forward-looking statements of the Seller or the Company or any of its Subsidiaries), or any representation or warranty arising from statute or otherwise in law, and, except for the specific representations and warranties set forth in ARTICLE II and ARTICLE III (including the corresponding Sections of the Disclosure Schedule) and subject to Section 13.9(c), none of the Seller, the Seller’s members, the Company or any of its Subsidiaries or any other Person (including any officer, director or equityholder of the Seller, the Seller’s members or the Company or any of its Subsidiaries) shall have or be subject to any liability to the Buyer or any other Person resulting from the provision to the Buyer and its Representatives, or the Buyer’s or any of its Representatives’ use of, any such information.

4.9        No Other Representations or Warranties. Subject to Section 13.9(c), the representations and warranties made by the Buyer in this ARTICLE IV are the exclusive representations and warranties made by the Buyer. Except for the representations and warranties contained in this ARTICLE IV and subject to Section 13.9(c), none of the Buyer, the Buyer’s stockholders or any of its Subsidiaries or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer or any of the Buyer’s Subsidiaries (or any of their respective businesses) furnished or made available to the Seller and its Representatives (including any information, documents or material made available to the Seller and its Representatives in any management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Buyer or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law. Subject to Section 13.9(c), the Buyer hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever, including any forward-looking statements relating to the Buyer or any of its Subsidiaries or to the business of the Buyer or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS

5.1        Operation of Business. Except as set forth on Schedule 5.1 or as expressly contemplated by this Agreement, during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use its commercially reasonable efforts to (x) preserve intact its current business organization, (y) keep its physical assets in good working condition, ordinary wear and tear excepted, and (z) keep available the services of its current officers and key employees and preserve in all material respects its relationships with customers, suppliers and others having business dealings with it and continue the payment of its accounts payable in the Ordinary Course of Business. Without limiting the generality of the foregoing and except as set forth on Schedule 5.1 or as expressly contemplated by this Agreement, during the Pre-Closing Period the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Buyer, which consent, solely in the cases of the following Sections 5.1(a) (only as it relates to Section 3.6(r)), (c), and (d), shall not be unreasonably withheld, conditioned or delayed:

(a)       other than in connection with the consummation of the German Merger, take any action of the type described in Sections 3.6(a) through (m) or (p) through (s) (disregarding any materiality qualification set forth in any such section);

(b)       other than capital expenditures or commitments undertaken in order to replace, repair or maintain capital assets of the Company or any of its Subsidiaries in the Ordinary Course of Business (after, in the case of any expenditure or commitment in excess of $250,000, reasonable prior consultation with the Buyer), (i) make any capital expenditure in excess of $250,000 per item, or (ii) commit to make any unpaid capital expenditure in excess of $250,000 per item or $500,000 in the aggregate;

(c)       enter into (during the forty-five (45)-day period following the date hereof in any respect and thereafter outside the Ordinary Course of Business), amend in any material respect (other than as a result of the entry into a new contract or agreement in the Ordinary Course of Business after the date that is forty-five (45) days after the date hereof), terminate (other than any termination as a result of an expiration of a contract or agreement in accordance with its terms as in effect on the date hereof), take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, applicable Law or any contract or agreement of a nature required to be listed in Section 3.11(b), Section 3.12 or Section 3.13 of the Disclosure Schedule;

(d)       hire or terminate (other than for cause) the employment of any officers or management-level employees;

(e)       take any action, or fail to take any action required by this Agreement, with the actual knowledge that such action or failure to take action will result in (i) any of the representations and warranties of the Seller or the Company set forth in this Agreement becoming untrue in any material respect other than Section 3.6 or Section 3.13, or (ii) any of the conditions to the transactions contemplated by this Agreement set forth in ARTICLE VII not being satisfied; or

(f)       agree in writing or otherwise to take any of the foregoing actions.

5.2        Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL PRE-CLOSING AGREEMENTS

6.1        No Solicitation. During the Pre-Closing Period, neither the Seller nor the Company shall, and each shall cause its respective Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its Representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any of its Subsidiaries, (ii) furnish any information concerning the business, properties or assets of the Company or any of its Subsidiaries or the Shares to any party (other than the Buyer or its Representatives or any limited partner of any of Seller’s Affiliates or any investment bank or other financial intermediary engaged by or on behalf of Seller or any of its Affiliates), or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its Representatives) concerning any such transaction.

6.2        Access to Information.

(a)       During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford the Representatives of the Buyer reasonable access upon reasonable written notice and during normal business hours to the individuals listed on Schedules 12.2(b) and (c) and the offices, properties, books and records of the Company and each of its Subsidiaries, so that the Buyer may make such investigation as it shall reasonably desire to make of the individuals listed on Schedules 12.2(b) and (c), business, properties and affairs of the Company and each of its Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records at Buyer’s sole cost and expense. The Company shall (and shall cause each of its Subsidiaries to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and each of its Subsidiaries as the Buyer shall reasonably request. Notwithstanding anything to the contrary in this Section 6.2, in no event shall the Company or any of its Subsidiaries be required to afford the Buyer or any of its Representatives access to the Company or any of its Subsidiaries or their respective properties, books and records in a manner that unreasonably interferes with the business or operations of the Company and its Subsidiaries. In connection with any access provided pursuant to this Section 6.2(a), the Buyer and its accountants, counsel and other Representatives shall use their commercially reasonable efforts to cooperate with the Company and its Representatives to minimize undue disruption to the normal operations of the Company and its Subsidiaries resulting from such access. Furthermore, notwithstanding anything to the contrary in this Section 6.2(a), prior to Closing, (i) nothing herein shall require the Seller, the Company or any of their respective Subsidiaries or Affiliates to furnish to the Buyer or provide the Buyer with access to information (A) to the extent legal counsel for the Seller or the Company reasonably concludes that the disclosure of such information to the Buyer would result in the violation of Antitrust Law (after the implementation of any clean-team or other comparable mitigation procedures reasonably requested by the Buyer), (B) that constitutes Privileged Material or (C) that does not constitute Privileged Material but that is subject to the attorney-client privilege, work product doctrine, or other similar legal privilege that cannot be preserved through the entry into a customary joint defense agreement mutually acceptable to the Seller and the Buyer and (ii) none of Buyer, its Affiliates or their respective Representatives shall be permitted to perform any invasive environmental investigation, including soil or groundwater sampling without the prior written consent of the Seller, which consent may be withheld in Seller’s sole discretion.

(b)       Within fifteen (15) days after the end of each month ending prior to the Closing, beginning with August 2018, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared in accordance with the Accounting Principles. Such financial statements shall present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent in all material respects with the books and records of the Company and the Subsidiaries.

(c)       During the Pre-Closing Period, the Company shall use commercially reasonable efforts to facilitate the Buyer’s access to the customers and suppliers of the Company and its Subsidiaries set forth in Section 3.22 of the Disclosure Schedule (the “Specified Customers and Suppliers”) for the purpose of facilitating the post-Closing integration of the Company and its Subsidiaries and their businesses into that of the Buyer (it being understood that the Company cannot compel any of the Specified Customers and Suppliers to participate in any discussions with the Buyer); provided, that a Representative of the Company shall be present during and shall have the right to participate in any such discussion and the Seller and the Company should use commercially reasonable efforts to cause a Representative of the Company to be present during any such discussion and to accommodate meeting dates reasonably requested by the Buyer. The Buyer and the Seller shall mutually agree in advance on the agenda and discussion topics for such discussion, which agreement shall not be unreasonably withheld, conditioned or delayed. The Buyer shall not discuss any topics with any such Specified Customer and Supplier other than such mutually agreed discussion topics without the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the restrictions on customer and supplier contact in this Section 6.2(c) do not apply to the Buyer’s contact with customers, suppliers or other business relations of the Buyer or any of its Affiliates relating solely to the conduct of Buyer’s business.

6.3        Financing. During the Pre-Closing Period, the Company shall, and shall cause each of its Affiliates and Representatives to, use commercially reasonable efforts to provide to the Buyer and its Representatives such reasonable cooperation as may be reasonably requested by the Buyer in connection with the Buyer obtaining any financing in connection with the transactions contemplated by this Agreement (the “Financing”), including (a) participating telephonically in a reasonable number of meetings, presentations, and due diligence sessions during normal business hours, and upon reasonable prior written notice, at times reasonably coordinated in advance thereof, (b) assisting the Buyer with the Buyer’s preparation of reasonable and customary materials for presentations, memoranda, financial projections, loan and security documents and similar documents to be used in connection with the Financing, (c) providing, within three (3) Business Days prior to the Closing (so long as provided by the Buyer no less than eight (8) Business Days prior to the Closing) all documentation and other information required by U.S. bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of its Subsidiaries, and (d) cooperating to facilitate the pledging of and granting of security interests in collateral in connection with the Financing; provided, that in each case, that:

(i)       none of the Company or any of its Subsidiaries, Affiliates or Representatives shall be required to incur any liability, including any commitment or other similar fee, make any other payment (other than the payment of reasonable, out-of-pocket and documented costs which will be reimbursed by the Buyer), or provide or agree to provide any indemnity as part of the Financing, in each case, that would be effective prior to the Closing;

(ii)      the pre-Closing board of directors and equityholders of the Company and the equityholders and directors, managers and general partners of the Company and its Subsidiaries shall not be required to adopt resolutions approving the Financing or any of the agreements, documents and instruments pursuant to which the Financing is obtained;

(iii)        except as expressly provided above, none of the Company or any of its Subsidiaries, Affiliates or Representatives shall be required to take any corporate action prior to the Closing to permit the consummation of the Financing, or incur any liability or any obligation under any agreement or document related to the Financing, in each case, that would be effective prior to the Closing;

(iv)        any cooperation pursuant to this Section 6.3 shall not require the Company to waive or amend any terms of this Agreement;

(v)      any cooperation or agreements pursuant to this Section 6.3 shall not require the Company or any of its Subsidiaries to take any action that would conflict with any applicable Law, the Organizational Documents of the Company or any of its Subsidiaries or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party or to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries (it being understood that, if requested by the Buyer, and at the Buyer’s expense, the Company will seek such reasonable waivers under any of the foregoing to permit the Company or its applicable Subsidiary to use commercially reasonable efforts to cooperate with the Buyer, as contemplated by this Section 6.3);

(vi)        the Buyer shall keep the Seller reasonably and promptly informed of the status of the Financing and shall provide the Seller an update with respect to its efforts under this Section 6.3 (including all information with respect thereto, except that any fee amounts, pricing caps, and the rates and amounts included in any “market flex” provisions, may be redacted), as reasonably requested by the Seller; and

(vii)       the Buyer shall reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries and Representatives in connection with providing any cooperation pursuant to this Section 6.3.

(b)         Upon notice to the Seller, the Buyer may provide non-public or otherwise confidential information regarding the Company or any of its Subsidiaries to rating agencies and prospective lenders during syndication and marketing of the Financing (including any Alternative Financing) subject to confidentiality arrangements acceptable to the Seller with such Persons regarding such information.

6.4         Closing Efforts; Legal Conditions to the Transactions Contemplated by this Agreement; Third-Party Consents.

(a)       Each of the parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable efforts to ensure that the conditions to the obligations of the other parties to consummate the transactions contemplated by this Agreement are satisfied as promptly as practicable.

(b)       Each party shall use its commercially reasonable efforts to obtain, at its expense (subject to Section 11.3), all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties shall promptly (and in any event within five (5) Business Days) after the date of this Agreement file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act or other applicable Antitrust Laws, shall use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (i) to commence or defend any Legal Proceeding required to obtain any such waiver, permit, consent, approval or other authorization or (ii) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

(c)       Buyer shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to in any material respect: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii)  increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby (such transaction, a “Prohibited Transaction”); provided, that nothing in this Section 6.4(c) shall prevent the Buyer from entering into or agreeing to any Prohibited Transaction if the board of directors of the Buyer has determined in good faith, after consultation with outside legal counsel, that the failure to enter into or agree to such Prohibited Transaction would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)       The Company shall use its commercially reasonable efforts to obtain, at its expense (subject to Section 11.3), all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required of the Company to be listed in the Disclosure Schedule, provided, that the failure to obtain any such waiver, consent or approval or the failure to give any such notice, in each case in and of itself, shall not result in the failure of any of the Buyer’s conditions to Closing to be satisfied. Without limitation of the foregoing, the Company shall use commercially reasonable efforts to (i) obtain the waiver of any applicable works council notice or consultation periods in connection with the German Merger and (ii) otherwise consummate the German Merger prior to the earlier of (A) August 31, 2018 and (B) the Closing (provided, further, that the Company shall not be required to (x) pay any monies that are not promptly reimbursed by the Buyer, or agree to amend or modify any Company Plan or otherwise agree to any undertaking for which the Company is not fully compensated by the Buyer, in connection therewith or (y) prepare any audited financial statements for purposes of effecting the German Merger).

6.5        Notification of Certain Matters. During the Pre-Closing Period, the Company and the Seller shall promptly deliver to the Buyer notice (including a reasonably detailed description) of any fact, circumstance or development (a) that would reasonably be expected to result in the non-satisfaction of any of the conditions set forth in ARTICLE VII, (b) which, if existing or occurring prior to the date of this Agreement, would have been required to be set forth in the Disclosure Schedule, or (c) which would have been required to be set forth in the Disclosure Schedule hereto if the Knowledge of the Company on the Closing Date were the Knowledge of the Company on the date hereof (such notification, a “Disclosure Schedule Supplement”). Subject to Section 11.1(f), no Disclosure Schedule Supplement shall be deemed to supplement or amend the Disclosure Schedule in any respect, including for the purpose of (i) determining the accuracy of any of the representations and warranties set forth in ARTICLE II and ARTICLE III of this Agreement (except that the representations and warranties set forth in ARTICLE II and ARTICLE III of this Agreement shall be deemed amended by a Disclosure Schedule Supplement solely for purposes of determining the right of the Buyer Indemnified Parties to indemnification under ARTICLE VIII in the event that (A) the facts disclosed in such Disclosure Schedule Supplement (and the matters that caused such facts) arose after the date hereof, (B) the facts set forth in such Disclosure Schedule Supplement give rise to a termination right in favor of Buyer pursuant to Section 11.1(d) relating to a breach of a representation, warranty, covenant or agreement by the Seller or the Company that arose after the date hereof and such Disclosure Schedule Supplement is accompanied by written notice from the Seller acknowledging and agreeing that the facts set forth in the Disclosure Schedule Supplement give rise to a termination right in favor of Buyer pursuant to Section 11.1(d) and provides the same level of specificity with respect to the facts described therein as the Disclosure Schedule dated the date hereof, (C) the Buyer has at least five (5) Business Days after the date such Disclosure Schedule Supplement is received to terminate this Agreement pursuant to Section 11.1(d), (D) from and after the delivery of such Disclosure Schedule Supplement, the Seller and the Company provide to Buyer reasonable access to the Company and its Subsidiaries or their respective Representatives reasonably requested by Buyer in connection with such Disclosure Schedule Supplement, (E) the Seller shall have conducted good faith negotiations regarding a Purchase Price adjustment relating to such Disclosure Schedule Supplement during such five (5) Business Day period and (F) the Buyer does not terminate this Agreement within five (5) Business Days after receipt of such Disclosure Schedule Supplement); or (ii) determining whether any of the conditions set forth in ARTICLE VII have been satisfied.

6.6        Termination of Certain 401(k) Plans. The Company shall use commercially reasonable efforts (including initiating discussions with the applicable unions) to terminate the Company Plans listed on Schedule 6.6 in compliance with the applicable collective bargaining agreements by action of the Company’s Board of Directors taken and effective no later than the day immediately preceding the Closing Date, such resolutions having been provided to the Buyer for comment at least two (2) Business Days before such action is taken. Upon the termination of any such Company Plan, the Company shall provide the Buyer with reasonable evidence of such termination.

6.7        Actions of the Company. From the date hereof until the end of the Pre-Closing Period, the Seller shall cause the Company to comply with its obligations under this Agreement.

6.8        Environmental Risk Agreements. Prior to or concurrent with the Closing, the Seller and the Company shall obtain and cause to be bound the Environmental Policy on terms and conditions that are substantially similar to, and with coverage limits and (except as otherwise elected by the Buyer) retentions no less favorable to the Buyer than, those set forth on Schedule 6.8-1 and shall cause the Environmental Risk Transfer Agreement to be executed by all parties thereto (other than the Buyer or any Affiliate of the Buyer) on terms and conditions that are substantially similar to, and with coverage limits and (except as otherwise elected by the Buyer) retentions no less favorable to the Buyer than, those set forth on Schedule 6.8-2. Prior to or concurrent with the Closing, the Seller shall pay or cause to be paid the Environmental Risk Agreement Amount. Prior to the Closing, the Buyer shall use commercially reasonable efforts to provide the Seller, the Company and their respective Representatives such reasonable cooperation as may reasonably be requested by the Seller and the Company in connection with the Seller’s and the Company’s obligations under this Section 6.8, including by providing and executing such information, documents, and other materials as reasonably requested by the Seller (provided, that the Buyer shall not be required to incur any liability or make any payments in connection with such cooperation other than the payment of reasonable, out-of-pocket and documented costs which will be reimbursed by the Seller).

6.9        Specified Permits. From the date hereof until the end of the Pre-Closing Period, the Company shall use commercially reasonable efforts to obtain the Permits described on Schedule 6.9.

6.10      India Designated Partners. Promptly following the date hereof, the Buyer shall provide the Seller with the name of the each individual who the Buyer desires to become a designated partner of Interface Performance Materials India, LLP (“Interface India”), and the Seller and the Buyer shall use commercially reasonable efforts to (a) replace the current designated partners of Interface India with such individuals designated by the Buyer and (b) effect the transfer of any Equity Interests held by such current designated partners to such individuals designated by the Buyer; provided, however, that the failure to effect the removal and appointment of such current designated partners or the transfer of such Equity Interests held by such current designated partners shall not be a condition to Closing.

ARTICLE VII

CONDITIONS TO CLOSING

7.1        Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

(a)       all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b)       no judgment, order, decree, stipulation or injunction shall be in effect, and no Legal Proceeding shall be pending or shall have been threatened in writing, that would reasonably be expected to (i) prevent the consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following the consummation of such transactions, or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(c)       (i) each of the representations and warranties of the Seller and the Company set forth in this Agreement (other than the Seller Fundamental Representations) shall be true and correct at and as of the date hereof and at as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers in such representations and warranties) (except to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the Seller Fundamental Representations (other than the representation and warranty set forth in Section 3.2) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and (iii) the representations and warranties set forth in Section 3.2 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that the failure of such representations and warranties to be true and correct in all respects has not resulted, and would not reasonably be expected to result, in Damages, individually or in the aggregate, of $10,000 or more;

(d)       the Seller and the Company shall have performed or complied in all material respects with their agreements and covenants (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers in such agreements or covenants) that are required to be performed or complied with by the Seller or the Company under this Agreement as of or prior to the Closing;

(e)       there shall have occurred no Change that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(f)       the Environmental Policy shall have incepted and shall be in full force and effect, and the Environmental Risk Transfer Agreement shall be in full force and effect;

(g)       at least 85% (in the aggregate among the Company and all of its Subsidiaries taken as a whole) of the Company Employees employed as of the date of this Agreement shall (x) continue to be employed by the Company or any of its Subsidiaries and (y) not have given notice of intent to terminate employment with the Company or its Subsidiaries;

(h)       if requested by the Buyer, the Company shall have delivered to the Buyer (i) evidence reasonably satisfactory to the Buyer that the employment of the individuals named on Schedule 7.1(h) (the “Departing Employees”) has been terminated as of immediately prior to the Closing, on terms reasonably satisfactory to the Buyer, and (ii) releases in form and substance reasonably satisfactory to the Buyer duly executed by each Departing Employee;

(i)       the Buyer shall have received the Company Certificate; and

(j)       the Buyer shall have received each of the items described in Section 1.2(b)(i).

7.2        Conditions to Obligations of the Company and the Seller. The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Seller:

(a)       all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;

(b)       no judgment, order, decree, stipulation or injunction shall be in effect that prevents the consummation of the transactions contemplated by this Agreement;

(c)       (i) each of the representations and warranties of Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct at and as the date hereof and at and as of the Closing Date as if made at and as of such date (without giving effect to any “materiality,” “in all material respects,” “Buyer Material Adverse Effect” or similar qualifiers in such representations and warranties), except (A) to the extent that such representations and warranties that are made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (B) where the failure of such representations and warranties to be true and correct as of the Closing Date has not had a Buyer Material Adverse Effect; and (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of such date, except to the extent that such representations and warranties are made as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(d)       the Buyer shall have performed or complied in all material respects with its agreements and covenants (without giving effect to any “materiality,” “in all material respects,” “Buyer Material Adverse Effect” or similar qualifiers in such agreements or covenants) that are required to be performed or complied with by the Buyer under this Agreement as of or prior to the Closing;

(e)       the R&W Policy shall be in full force and effect as of the Closing Date and shall not have been terminated or modified between the date hereof and the Closing Date;

(f)       the Seller shall have received the Buyer Certificate; and

(g)       the Seller shall have received each of the items described in Section 1.2(b)(ii).

ARTICLE VIII

INDEMNIFICATION

8.1        Indemnification by the Seller. From and after the Closing, the Seller shall defend and indemnify the Buyer in respect of, and hold it harmless against and will compensate and reimburse the Buyer for, any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a)       any breach of or inaccuracy in any representation or warranty of the Seller or the Company contained in ARTICLE II or ARTICLE III or in the Company Certificate;

(b)       (i) any failure of the Seller to perform any covenant or other agreement of the Seller contained in this Agreement or (ii) any failure of the Company to perform any covenant or other agreement of the Company in this Agreement that is required to be performed by the Company at or prior to the Closing;

(c)       the Employee Amount, any Closing Indebtedness and any Company Transaction Expenses, in each case to the extent in excess of the amounts included in the calculation of the Aggregate Closing Consideration or the Final Closing Adjustment;

(d)       the following Taxes to the extent such Taxes are not accounted for in determining the Final Closing Adjustment: (i) any and all Taxes due and payable by the Company or any of its Subsidiaries, to the extent properly allocated to any taxable period (or portion thereof) that ends on or before the Closing Date (determined in accordance with Section 9.2), including any Income Taxes payable as a result of (A) application of Sections 951 or 951A of the Code to income earned, or investments made, by any of the Company’s Subsidiaries on or before the Closing Date or (B) application of Section 965 of the Code (without regard to any election under subsection (h) thereof) on any accumulated post-1986 deferred foreign income (within the meaning of 965(d)(2) of the Code); (ii) any Taxes for which the Company or any of its Subsidiaries has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; or (iii) any liability of the Company or any of its Subsidiaries for Taxes of another Person as a transferee or successor, pursuant to any contractual obligation, or otherwise, which Tax is related to the operations of the Company or any of its Subsidiaries on or prior to the Closing Date or an event or transaction occurring before the Closing; provided, however, that the Taxes in this Section 8.1(d) shall not include any Taxes that would not have arisen but for the German Merger, unless such Taxes are solely caused by any breach of any representation or warranty of the Seller or the Company herein.

(e)       without duplication of Damages actually recovered by any Buyer Indemnified Party under Section 8.1(a), any failure of the Seller to have good, valid and marketable title to any of the Shares, free and clear of all Liens;

(f)       any Excluded D&O Claim;

(g)       without duplication of Damages actually recovered by any Buyer Indemnified Party under Section 8.1(a) or Section 8.1(f), any claim by a stockholder or former stockholder of the Company or any Subsidiary, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock of the Company or any Subsidiary; (ii) any rights of a stockholder (other than the right of the Seller to receive consideration pursuant to ARTICLE I), including any option, preemptive rights or rights to notice or to vote; (iii) any rights of a stockholder under the Organizational Documents of the Company or any Subsidiary; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company or any Subsidiary;

(h)       without duplication of Damages actually recovered by any Buyer Indemnified Party under Section 8.1(a), any Fraud of the Company, the Seller or any of their Representatives in connection with the transactions contemplated by this Agreement; or

(i)       the matters described on Schedule 8.1(i) and claims by third-parties directly derived from or relating to the matters described on Schedule 8.1(i).

8.2        Indemnification by the Buyer. From and after the Closing, the Buyer shall defend and indemnify the Seller in respect of, and hold it harmless against and will compensate and reimburse the Seller for, any and all Damages incurred or suffered by any Seller Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting:

(a)       any breach of or inaccuracy in any representation or warranty of the Buyer contained in ARTICLE IV or in the Buyer Certificate; or

(b)       any failure to perform any covenant or other agreement of the Buyer contained in this Agreement, except for any breach of the covenants and agreements set forth in Section 10.10 (other than a failure to make the payment to the Seller contemplated by the last sentence thereof).

8.3        Indemnification Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as applicable; provided, that, with respect to any actions to be taken by an Indemnified Party under this Section 8.3, “Indemnified Party” shall mean Buyer or Seller, as applicable, and the “Indemnifying Party” shall refer to the party hereto obligated to indemnify such Indemnified Party.

(a)       Third Party Actions. In the event that any Indemnified Party is made a defendant in or party to any Third Party Action, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event, within 45 days after receipt by the Indemnified Party of notice of such Third Party Action, and such written notice shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. At any time after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party (subject to the rights of an Insurer under a Transaction Policy to control the defense of Third Party Actions covered by such Transaction Policy or the rights of the Risk Transfer Company to control the defense of Third Party Actions covered by the Environmental Risk Transfer Agreement), assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (and only for so long as) (A) it irrevocably acknowledges in writing to the Indemnified Party that the Indemnifying Party will indemnify, hold harmless and compensate and reimburse the Indemnified Party pursuant to this ARTICLE VIII for any Damages assessed against the Indemnified Party in connection with such Third Party Action, (B) it provides evidence reasonably satisfactory to the Indemnified Party, as and when reasonably requested from time to time by the Indemnified Party, that the Indemnifying Party has Net Cash equal to or greater than an amount equal to the ad damnum in such Third Party Action, together with the estimated costs of defense thereof, (C) the Indemnifying Party promptly pays all costs related to such Third Party Action incurred by the Indemnifying Party as they are incurred and become due and payable, and (D) an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of the Indemnifying Party or the business or operations of the Indemnifying Party and (ii) the Seller may not assume control of the defense of any Third Party Action involving any Governmental Entity or criminal liability or in which equitable relief (other than incidental equitable relief) is sought against the Buyer or any of its Subsidiaries. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in (but not control) such defense at its own expense (which, if the Non-controlling Party is the Indemnified Party, shall not constitute Damages unless such expense is incurred at the request of the Indemnifying Party). The Controlling Party shall keep the Non-controlling Party reasonably advised of the status of such Third Party Action and the defense thereof and shall consider in good faith reasonable recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such non-confidential information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which have been served on such party and any written claim or demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The Indemnifying Party shall, subject (if the Indemnifying Party is the Seller) to the Indemnifying Party’s satisfaction of the Subrogation Conditions, be subrogated to all rights and remedies of the Indemnified Party, except with respect to any rights of the Indemnified Party against any Key Commercial Partner. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action that cannot be adequately protected, asserted or otherwise raised by counsel to the Indemnifying Party. Subject to Section 8.3(c), neither the Indemnifying Party nor the Indemnified Party shall agree to any settlement of, or the entry of any judgment in, any Third Party Action without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Indemnified Party shall not be required for any such settlement or entry of any such judgment, if such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates from all liabilities that are the subject matter of such Third Party Action and does not provide for, and is not conditioned on, any (x) payment by the Indemnified Party or any of its Affiliates, (y) non-monetary relief against the Indemnified Party or any of its Affiliates (other than customary confidentiality provisions), or (z) admission of wrongdoing by the Indemnified Party or any of its Affiliates. Notwithstanding anything to the contrary in this Agreement, Section 9.8 (rather than this Section 8.3(a)) shall govern any Third Party Action involving Taxes.

(b)       Direct Actions. In the event any Indemnified Party seeks to assert a claim for indemnification against any Indemnifying Party under this Section 8.3 that does not involve a Third Party Action (a “Direct Action”), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party in writing that it does not dispute the Direct Action described in such Claim Notice, the Claimed Amount specified in the Indemnified Party’s Claim Notice shall be deemed a liability of the Indemnifying Party in accordance with the terms herein. If the Indemnifying Party notifies the Indemnified Party in writing that it agrees with a portion of the Direct Action described in such Claim Notice, the Agreed Amount of the Claimed Amount specified in the Indemnified Party’s Claim Notice shall be deemed a liability of the Indemnifying Party in accordance with the terms herein. If the Indemnifying Party gives written notice to the Indemnified Party that it disputes the Direct Action or fails to notify the Indemnified Party whether the Indemnifying Party disputes the Direct Action described in such Claim Notice, in either case, within 45 days of the Indemnifying Party’s receipt of such Claim Notice, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Section 8.3. Acceptance by the Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Indemnified Party’s right to claim the balance of any such Claimed Amount unless otherwise set forth in a separate written agreement between the Indemnifying Party and the Indemnified Party.

(c)       Notwithstanding the other provisions of this Section 8.3, if a Key Commercial Partner asserts (other than by means of a lawsuit, filed complaint or similar proceeding) that any Buyer Indemnified Party is liable to such Key Commercial Partner for a monetary or other obligation and the Buyer Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Seller, and (ii) the Buyer Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE VIII, and shall not be precluded from recovering Damages under this ARTICLE VIII by virtue of fulfilling such obligation (subject to the right of the Seller to dispute the applicable Buyer Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this ARTICLE VIII).

(d)       Subject to Section 1.3, any Dispute shall be resolved in accordance with this Section 8.3 and Section 13.10. Promptly (and in any event within five (5) Business Days) following the resolution of the Dispute (whether by mutual written agreement, final, non-appealable judicial decision or otherwise), the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount (if any) that the Indemnified Party is entitled to receive pursuant to such resolution.

8.4         Survival.

(a)       Subject to Section 13.9(c), the ability of any Buyer Indemnified Party or Seller Indemnified Party to seek indemnification under Section 8.1 or Section 8.2, as applicable, for a breach of any representation, warranty, covenant or other agreement set forth in this Agreement shall terminate on the applicable Survival Termination Date, unless such Person shall have made a claim for indemnification pursuant to Section 8.1 or Section 8.2, as applicable, therefor prior to such Survival Termination Date. Subject to Section 13.9(c), all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the termination date specified below (the applicable “Survival Termination Date”): (i) the representations and warranties of the Seller and the Company set forth in ARTICLE II or in ARTICLE III, other than the Seller Fundamental Representations, shall terminate at 11:59 p.m. Eastern time on January 31, 2020; (ii) the Seller’s obligations under Section 8.1(i) shall terminate at 11:59 p.m. Eastern time on January 31, 2020; (iii) each of the Seller Fundamental Representations shall terminate at 11:59 p.m. Eastern time on the date that is 60 days after the expiration of the longest applicable statute of limitations therefor; (iv) the representations and warranties of the Buyer set forth in ARTICLE IV, other than the Buyer Fundamental Representations, shall terminate at 11:59 p.m. Eastern time on January 31, 2020; (v) each of the Buyer Fundamental Representations shall terminate at 11:59 p.m. Eastern time on the date that is 60 days after the expiration of the longest applicable statute of limitations therefor; (vi) any covenant or other agreement set forth in Section 5.1 or ARTICLE VI shall terminate at 11:59 p.m. Eastern time on January 31, 2019; (vii) any other covenant or agreement set forth in this Agreement that is to be performed at or prior to Closing shall terminate as of, and shall not survive, the Closing; and (viii) any covenant or other agreement contained in this Agreement that is required to be performed after the Closing shall terminate (x) if there is an express period contemplated by its terms, at 11:59 p.m. Eastern time on the date that is six (6) months after the end of the express period contemplated by its terms or (y) if there is no express period contemplated by its terms, at 11:59 p.m. Eastern time on the date that is 60 days after the expiration of the longest applicable statute of limitations therefor.

(b)       If the Indemnified Party delivers a Claim Notice or Expected Claim Notice to the Indemnifying Party prior to the applicable Survival Termination Date, then the applicable representations, warranties, covenants or agreements that are the subject of the indemnification claim in such Claim Notice or Expected Claim Notice (and only the representations and warranties, covenants, or agreements that are the subject of any such claim in any such Claim Notice or Expected Claim Notice) shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice or Expected Claim Notice, and, in such event, only with respect to the matters set forth in such Claim Notice or Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnifying Party, then the Indemnifying Party shall promptly so notify the Indemnified Party.

8.5        Limitations and Other Matters.

(a)            Except in the case of Fraud:

(i)       the Seller shall not be required to indemnify the Buyer in respect of, or hold the Buyer harmless against, any Damages incurred or suffered by any Buyer Indemnified Party under Section 8.1(a) in respect of any Excluded Matter (“Excluded Matter Damages”) until the aggregate amount of all Damages incurred or suffered by any Buyer Indemnified Party under Section 8.1(a) (net of amounts actually recovered by the Buyer under a Transaction Policy or directly from the Seller) exceeds $1,656,250 (the “Basket”), in which event the Seller shall only be required to pay or be liable for Excluded Matter Damages in excess of the Basket (subject to the other applicable limitations herein); provided that this Section 8.5(a)(i) shall not apply to an Excluded Matter related to any representation or warranty in Section 3.17;

(ii)      the Seller shall not be required to indemnify the Buyer in respect of, or hold the Buyer harmless against, any Damages incurred or suffered by any Buyer Indemnified Party under Section 3.32 until the aggregate amount of all Damages incurred or suffered by any Buyer Indemnified Party under Section 3.32 (net of amounts actually recovered by the Buyer under a Transaction Policy or directly from the Seller) exceeds $2,650,000, in which event the Seller shall only be required to pay or be liable for such Damages in excess of $2,650,000 (subject to the other applicable limitations herein);

(iii)     the Seller shall not be required to indemnify the Buyer in respect of, or hold the Buyer harmless against, any individual Damage or series of related Damages incurred or suffered by any Buyer Indemnified Party under Section 8.1(a) (other than in cases of breaches of or inaccuracies in any of the Seller Fundamental Representations or any of the representations and warranties in Section 3.17) that does not exceed (together with any series of related Damages) $10,000, which such Damages shall not be counted toward the Basket for purposes of the limitation in Section 8.5(a)(i);

(iv)     the aggregate liability of the Seller under Section 8.1, other than for willful breaches of the Seller’s covenants and other agreements contained in ARTICLE X, shall not in any event exceed the Aggregate Consideration;

(v)      the aggregate liability of the Seller under Section 8.1(a), other than (A) in cases of breaches of or inaccuracies in any of the Seller Fundamental Representations and (B) with respect to Excluded Matters, shall not in any event exceed $2,650,000;

(vi)      the aggregate liability of the Seller under Section 8.1(a) with respect to Excluded Matters shall not in any event exceed $23,850,000;

(vii)     the Buyer shall not be required to indemnify the Seller in respect of, or hold the Seller harmless against, any Damages incurred or suffered by any Seller Indemnified Party under Section 8.2(a) (other than in cases of breaches of or inaccuracies in any of the Buyer Fundamental Representations) until the aggregate amount of all Damages in respect of indemnification under Section 8.2(a) exceeds the Basket, in which event the Buyer shall only be required to pay or be liable for such Damages in excess of the Basket (subject to the other applicable limitations herein);

(viii)    the Buyer shall not be required to indemnify the Seller in respect of, or hold the Seller harmless against, any individual Damage or series of related Damages incurred or suffered by any Seller Indemnified Party under Section 8.2(a) (other than in cases of breaches of or inaccuracies in any of the Buyer Fundamental Representations) that does not exceed (together with any series of related Damages) $10,000, which such Damages shall not be counted toward the Basket for purposes of the limitation in Section 8.5(a)(vii);

(ix)      the aggregate liability of the Buyer under Section 8.2, other than for willful breaches of the Buyer’s covenants and other agreements contained in ARTICLE X, shall not in any event exceed the Aggregate Consideration; and

(x)       the aggregate liability of the Buyer under Section 8.2(a), other than in cases of breaches of or inaccuracies in any of the Buyer Fundamental Representations, shall not in any event exceed $23,850,000.

(b)           The amount of any Damages recoverable by a Buyer Indemnified Party under this ARTICLE VIII shall be reduced by the amount of (i) any proceeds actually received by the Buyer, any of the Buyer’s Subsidiaries (including the Company and its Subsidiaries), or any other Buyer Indemnified Party under insurance policies (including the Transaction Policies) maintained by the Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) or any other Buyer Indemnified Party, (ii) any proceeds that would have been payable to a Buyer Indemnified Party pursuant to a Transaction Policy or the Environmental Risk Transfer Agreement but for the Buyer’s breach of the terms thereof or the Buyer’s failure to comply with the claims procedures thereunder, and (iii) any indemnity, contribution or other similar payment actually received by the Buyer, any of the Buyer’s Subsidiaries (including the Company and its Subsidiaries) or any other Buyer Indemnified Party from any third party (including the Risk Transfer Company under the Environmental Risk Transfer Agreement), in each case, in respect of any such Damages (net of the reasonable and documented out-of-pocket costs of collection and any increase in insurance premiums to the extent related to the incurrence of the underlying Damages and the recovery of such insurance proceeds in the year in which such Damages are recovered from the applicable insurer (and in the succeeding three (3) years) (it being agreed that any increase in insurance premiums in the year in which such Damages are recovered shall be rebuttably presumed to be related to the incurrence of the underlying Damages) and the recovery of such insurance proceeds or other third party recovery incurred by the Buyer, any of the Buyer’s Subsidiaries (including the Company and its Subsidiaries) or any other Buyer Indemnified Party; provided, that in the event of any breach of or inaccuracy in any of the representations or warranties in Section 3.15 that are not Excluded Matters, the Buyer shall first seek recovery from the Environmental Policy and/or the Environmental Risk Transfer Agreement (collectively, the “Environmental Agreements”) before seeking recovery from the Seller, in each case, consistent with the procedures, protocols and processes set forth in the Environmental Agreements regarding pursuit of indemnity, reimbursement, defense, recovery or other protections available to the Buyer under the Environmental Agreements.

(c)       Without limiting the proviso at the end of Section 8.5(b), the Buyer shall and shall cause its Subsidiaries and the other Buyer Indemnified Parties to use commercially reasonable efforts (including the initiation of litigation subject to the immediately following proviso) to seek any and all available recoveries (A) under the Transaction Policies and all other applicable insurance policies covering any Damages and (B) from all applicable third parties (other than Key Commercial Partners, but including the Risk Transfer Company under the Environmental Risk Transfer Agreement) who may be responsible (in whole or in part) for any Damages under any indemnity, contribution or similar agreement, arrangement or legal theory; provided, that the Buyer shall not be required to initiate litigation as part of such efforts against any such insurer or any such other third party for any such Damages unless (A) the Seller shall have paid the full amount of such Damages to the Buyer or the applicable Buyer Indemnified Party, (B) the Seller provides evidence reasonably satisfactory to the Buyer, as and when reasonably requested from time to time by the Buyer, that the Seller has Net Cash equal to or greater than the estimated costs of pursuing such litigation to its conclusion, and (C) the Seller promptly pays all costs related to such litigation as they are actually incurred and become due and payable (the conditions specified in the foregoing clauses (A) through (C), the “Subrogation Conditions”). If the Buyer or any other Buyer Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds (including pursuant to a Transaction Policy) or other third-party recovery (including pursuant to the Environmental Risk Transfer Agreement) in respect of the related Damages, then the Buyer shall promptly pay to the Seller an amount equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery (net of the reasonable and documented out-of-pocket costs of collection and of any increase in insurance premiums to the extent related to the incurrence of the underlying Damages and the recovery of such insurance proceeds in the year in which such Damages are recovered from the applicable insurer (and in the succeeding three (3) years) (it being agreed that any increase in insurance premiums in the year in which such Damages are recovered shall be rebuttably presumed to be related to the incurrence of the underlying Damages) or other third party recovery incurred by the Buyer, any of the Buyer’s Subsidiaries (including the Company and its Subsidiaries) or any other Buyer Indemnified Party), if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Seller with respect to such Damages.

(d)       No Buyer Indemnified Party shall be entitled to any indemnification under this ARTICLE VIII with respect to any matter to the extent such matter was taken into account in determining the Final Closing Adjustment (or any component thereof).

(e)       To the extent otherwise required by applicable Law, each Indemnified Party shall use commercially reasonable efforts to mitigate all Damages after becoming aware of any event which does, or would reasonably be expected to, give rise thereto.

(f)       Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the amount of any Damages (for purposes of calculating any indemnification claim, recovery or obligation under Section 8.1) shall be reduced by an amount equal to the related Tax benefits (if any) that result in an actual reduction of Taxes paid by an Indemnified Party, determined on a “with and without” basis, solely for the taxable year of the occurrence of the Damages giving rise to the indemnification obligation or the subsequent taxable year (the “Tax Benefit Period”); provided, that a Tax benefit shall not be treated as having been actually realized until the applicable annual Income Tax Return has been filed; provided, further, that if any such Tax benefit is so actually realized on an Income Tax Return after an indemnification claim is made pursuant to Section 8.1 but with respect to the Tax Benefit Period, such Buyer Indemnified Party shall, within sixty (60) days of actually realizing such Tax benefit, pay to the Seller an amount equal to such Tax benefit actually realized.

(g)       Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability under this Agreement, including under this ARTICLE VIII, with respect to any Taxes (or any Damages to the extent arising out of, resulting from or with respect to such Taxes): (i) resulting from any transaction or event taken at the direction of the Buyer or any other Buyer Indemnified Party on the Closing Date following the Closing outside the Ordinary Course of Business and that is not specifically contemplated by this Agreement; (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date, other than as a direct result of a breach of any of the representations and warranties set forth in Sections 3.9(c), 3.9(f), or 3.9(g) or a breach of the representation in Section 3.17(j) or the covenant in Section 9.9, or (ii) due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, Tax credit, Tax credit carryforward or other Tax asset or attribute of the Company or any of its Subsidiaries for or generated or arising in a Tax period (or portion thereof) ending on or before the Closing Date.

(h)       Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in this Agreement or in the Company Certificate or the Buyer Certificate and (ii) the amount of Damages for which any Indemnified Party may be entitled to indemnification under this ARTICLE VIII, each such representation or warranty (other than the representations and warranties of the Seller and the Company set forth in the proviso to Section 3.5(a), clause (x) of Section 3.6 and Section 3.32) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).

(i)       The rights to indemnification set forth in this ARTICLE VIII or under ARTICLE IX shall not be affected by any investigation conducted by or on behalf of any Buyer Indemnified Party or any knowledge acquired (or capable of being acquired) by any Buyer Indemnified Party, whether before or after the date of this Agreement, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

(j)       From and after the Closing, except (i) in respect of a dispute under Section 1.3(c) (which shall be governed by Sections 1.3(c), 1.3(d) and 1.3(e)), (ii) in cases of Fraud, and (iii) for claims for specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement, the rights of the parties under this Agreement, and of the Buyer Indemnified Parties under the Transaction Policies and the Environmental Risk Transfer Agreement, will constitute the sole and exclusive recourse and remedy of the parties hereto with respect to any claim arising under this Agreement, whether by contract, statute, tort or otherwise. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

(k)       Notwithstanding anything to the contrary in this Agreement, the Seller shall have no liability, and no Buyer Indemnified Party shall be entitled to any indemnification under, this Agreement, including under this ARTICLE VIII, with respect to any Taxes (or any Damages to the extent arising out of, relating to, or constituting Taxes) that would not have arisen but for the German Merger, unless such Taxes or Damages are solely caused by any breach of any representation or warranty of the Seller or the Company herein.

(l)       Any payments made to a party pursuant to this ARTICLE VIII or ARTICLE IX shall be treated as an adjustment to the Aggregate Consideration for Tax purposes to the extent permitted by Law.

(m)       Notwithstanding anything to the contrary contained in this ARTICLE VIII, the Seller shall not have any indemnification obligations with respect to any Environmental Damages to the extent that such Environmental Damages arise from or relate to either any “Voluntary Site Investigation” of, or any “Capital Improvements” at, any Company Real Property, as such terms are defined and described in Endorsement No. 16 to the Environmental Policy as set forth in that certain Proposal from Great American, dated August 9, 2018 and attached hereto as Schedule 6.18-1 (the “Endorsement”), either of which is initiated after the Closing by or at the direction of the Buyer, any of the Buyer’s Subsidiaries (including, after the Closing, the Company and its Subsidiaries), or any purchaser or lessee of the Buyer, any of the Buyer’s Subsidiaries (including, after Closing, the Company and its Subsidiaries), unless the Environmental Damages in question are discovered (i) because of “Routine Sampling Events” as such term is defined by the Endorsement or (ii) solely under the circumstances described at Section 1(a) of the Endorsement.

ARTICLE IX

TAX MATTERS

9.1        Preparation and Filing of Tax Returns.

(a)       The Buyer shall prepare, or cause to be prepared, all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date (other than Pre-Closing Tax Returns that are Income Tax Returns). The Buyer shall provide a copy of (i) each Income Tax Return of the Company and its Subsidiaries that covers any Straddle Period and (ii) each other Tax Return of the Company and its Subsidiaries that covers any Pre-Closing Tax Period that shows any Taxes due and payable for which the Seller will be required to indemnify the Buyer pursuant to this Agreement to the Seller for its review and comment not later than thirty (30) calendar days prior to the deadline for filing each such Tax Return in the case of Income Tax Returns and in such period of time prior to filing as the Buyer determines to be reasonably practicable in the case of other Tax Returns, and shall make all changes to such Tax Returns reasonably requested by the Seller. All such Tax Returns shall be prepared in accordance with the past practice of the Company and its Subsidiaries, except to the extent required by applicable Law; provided, that the Transaction Tax Deductions shall be treated as set forth in Section 9.1(d).

(b)       The Seller shall prepare and deliver to the Buyer for filing or cause to be prepared and delivered to the Buyer for filing (and the Buyer shall timely file) all Pre-Closing Tax Returns for the Company and its Subsidiaries that are Income Tax Returns. The Seller shall provide a copy of any such Tax Returns to the Buyer for its review and comment not later than thirty (30) calendar days prior to the deadline for filing each such Pre-Closing Tax Return, and shall make all changes to such Pre-Closing Tax Returns reasonably requested by the Buyer. All such Pre-Closing Tax Returns shall be prepared in accordance with the past practice of the Company and its Subsidiaries, except to the extent required by applicable Law; provided, that the Transaction Tax Deductions shall be treated as set forth in Section 9.1(d).

(c)       The Buyer shall cause the Tax year of the Company and its Subsidiaries to close as of the end of the Closing Date for U.S. federal Income Tax purposes by including the Company and its Subsidiaries on the Buyer’s consolidated Tax Return after the Closing Date, and neither the Buyer nor the Seller shall take any action, or permit any action to be taken, that would prevent the Tax year of the Company and its Subsidiaries from ending for state, local and foreign Income Tax purposes at the end of the day on the Closing Date.

(d)       Notwithstanding anything herein to the contrary, the parties hereto understand and agree that the Company and its Subsidiaries will, to the extent permitted by applicable Law, deduct all Employee Amounts and all other Transaction Tax Deductions, on their federal Income Tax Return for the Tax year ending on the Closing Date, and on all state and local Income Tax Returns for the Tax year ending on the Closing Date or the Straddle Period, as appropriate.

(e)       If the Buyer and the Seller cannot resolve any disputed item relating to any Tax Return described in this Section 9.1, the item in question shall be resolved by the Neutral Accountant as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 9.1. The fees and expenses of the Neutral Accountant shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Notwithstanding anything to the contrary set forth herein, in the event that the Neutral Accountant has not resolved the dispute by an applicable due date of a Tax Return described in this Section 9.1, the Buyer shall file or cause to be filed the applicable Pre-Closing Tax Return in such manner as the party responsible for preparing such Tax Return reasonably determines, and the Buyer shall amend (or cause to be amended) such Tax Returns to the extent necessary to conform to the Neutral Accountant’s final determination.

9.2        Allocation of Certain Taxes. For all purposes under this Agreement, the amount of any Taxes (or Tax refund) attributable to the portion of any Straddle Period ending on the Closing Date shall: (a) in the case of any property Tax and other Tax imposed on a periodic basis without regard to income, receipts, sales, purchases or wages, be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (b)  in the case of any Taxes not described in clause (a) of this Section 9.2 (including (i) Taxes based on income or receipts, (ii) Taxes imposed in connection with the sale or other transfer or assignment of property (including all sales and use taxes), other than Transfer Taxes described in Section 9.8 and (iii) withholding and employment Taxes), be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date; provided, that any amortization and depreciation deductions (or similar item determined on an annual or periodic basis) will be apportioned to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period. Notwithstanding the foregoing, for all purposes of this Agreement, in the case of Taxes attributable to any partnerships or specified foreign corporations (within the meaning of Section 965(e) of the Code) in which the Company or any of its Subsidiaries hold (with due regard to Section 958 of the Code) an equity interest as of the Closing Date, including any Taxes resulting from items included in the income of the Company under Section 951(a) of the Code or Section 951A of the Code, such Taxes shall be allocated as though the taxable year of the applicable partnership or specified foreign corporation ended on the Closing Date (without regard to any contrary provision of Law).

9.3        Tax Refunds. Any cash refund or cash rebate or other cash recovery of Taxes of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period and the amount of any credit taken in lieu thereof and any interest thereon paid by the applicable taxing authority, to the extent not taken into account in determining the Final Closing Adjustment (each, a “Tax Refund”) shall be for the account of the Seller and shall be paid by the Buyer (or by the Company and its Subsidiaries on behalf of the Buyer) to the Seller within ten (10) days following receipt thereof, net of any expenses (including Taxes) incurred by the Buyer in obtaining such Tax Refund. The Seller shall have no right to Tax Refunds attributable to carryback of losses from any taxable period (or portion thereof) beginning after the Closing Date.

9.4        Other Actions. The Buyer shall not and shall cause its Affiliates (including the Company and its Subsidiaries) not to, amend any previously filed Tax Returns for the Tax year ending on the Closing Date, make or change any Tax elections that are effective for any such Tax year, initiate discussions or examinations with any Governmental Entity regarding Taxes with respect to any such Tax year, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from any such Tax year to a period beginning (or deemed to begin) after the Closing Date, in each case if such action would reasonably be expected to result in an indemnification obligation of the Seller pursuant to this Agreement, without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

9.5        No Section 338/336(e) Elections. The Buyer shall not and shall cause its Affiliates (including the Company and its Subsidiaries) not to (and shall not permit any such Person to) make an election pursuant to Sections 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement.

9.6        Cooperation. Subject to the other provisions of this Section 9.6, the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (a) the filing of Tax Returns, (b) any Legal Proceeding with respect to Taxes and Tax Returns and (c) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable and documented out-of-pocket fees and expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

9.7        Transfer Taxes. The Buyer shall be liable for any transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) whether levied on the Buyer, the Company or any of their respective Affiliates. The Seller and the Buyer shall cooperate in timely preparing and filing all Tax Returns relating to such Transfer Taxes that are required to be filed. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other party in timely providing any information and documentation that may be necessary to obtain such exemptions.

9.8        Tax Contests.

(a)       In the event of any claims, audits or other Legal Proceedings with respect to Taxes by or with a Tax authority that could result in an indemnification obligation under this Agreement by the Seller (each, a “Tax Contest”), the Buyer shall promptly (but no later than thirty (30) days after it or any Affiliate so becomes aware of such Tax Contest) deliver written notice to the Seller of such Tax Contest (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Seller shall not relieve the Seller of any obligation or liability that the Seller may have to the Buyer, except to the extent that the Seller is prejudiced thereby.

(b)       With respect to Tax Contests for Taxes of the Company for a taxable period ending on or before the Closing Date, the Seller (at its sole cost and expense) may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within fifteen (15) days after delivery by the Buyer to the Seller of the Tax Claim Notice; provided, that the Seller shall not be entitled to control (or retain control of) the defense of such Tax Contest if the Insurer is required to assume such defense pursuant to the terms of the R&W Policy. If the Seller properly elects to assume and control the defense of such Tax Contest within thirty (30) days after delivery by the Buyer to the Seller of the Tax Claim Notice, then the Buyer shall cooperate with the Seller (at the Seller’s expense) in pursuing such Tax Contest, and the Seller (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer (such consent not to be unreasonably withheld, delayed or conditioned). If the Seller properly elects to assume (and retains) the defense of any Tax Contest pursuant to this Section 9.8(b), then the Seller shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence before the Seller sends such correspondence to any Tax authority), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as the Buyer shall reasonably request, and, at its own cost and expense, the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax authorities regarding such Tax Contests).

(c)       In connection with any Tax Contest that the Seller is permitted to elect to control and does not timely and properly elect to control pursuant to Section 9.8(b), such Tax Contest shall be controlled by the Buyer (and the Seller shall reimburse the Buyer for all reasonable and documented third-party costs and expenses incurred by the Buyer in defending such Tax Contest described in this Section 9.8(c)) and the Seller agrees to cooperate with the Buyer (at the Seller’s sole cost and expense) in pursuing such Tax Contest. In connection with any Tax Contest that is described in this Section 9.8(c) and controlled by the Buyer, the Buyer (i)  shall be entitled to engage its own counsel, (ii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Buyer shall not settle or compromise (or take other actions described herein with respect to) any such Tax Contest without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), (iii) keep the Seller reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence, and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Tax authority), (iv) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (v) provide such cooperation and information as the Seller shall reasonably request (at the Seller’s sole cost and expense), and, at its own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax Authorities regarding such Tax Contests).

(d)       In connection with any Tax Contest that the Seller is not permitted to elect to control pursuant to the terms of Section 9.8(b) (other than any Tax Contest of which the Insurer is required to assume the defense pursuant to the terms of the R&W Policy), such Tax Contest shall be controlled by the Buyer (and the Seller shall reimburse the Buyer for all reasonable and documented third-party costs and expenses incurred by the Buyer in defending such Tax Contest described in this Section 9.8(d)). In connection with any Tax Contest that is described in this Section 9.8(d) and controlled by the Buyer, the Buyer (i) shall be entitled to engage its own counsel, (ii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, (B) either pay the Tax claimed or sue for refund where applicable Law permits such refund suit or (C) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Buyer shall not settle or compromise (or take other actions described herein with respect to) any such Tax Contest without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), (iii) keep the Seller reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence, and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Tax authority), (iv) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (v) provide such cooperation and information as the Seller shall reasonably request (at the Seller’s sole cost and expense), and, at its own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Tax authorities regarding such Tax Contests).

(e)       Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 9.8 (and not Section 8.3(a)).

9.9        280G Vote. Prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the disqualified individual’s right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the Company shall provide adequate disclosure to the stockholders of the Company of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the stockholders of the Company in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of the Buyer thereon. The Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

9.10      Transaction Tax Benefits. To the extent that the Buyer, the Company or its Subsidiaries, or any of their respective Affiliates recognizes a Transaction Tax Benefit in either of the first two taxable years ending after the Closing Date (excluding the taxable year ending on the Closing Date), the Buyer shall pay the amount of such Transaction Tax Benefits to the Seller as such Transaction Tax Benefits are actually recognized by the Buyer or the Company or its Subsidiaries or any of their respective Affiliates within thirty (30) days of the filing any Tax Return for each such taxable year. For this purpose, a “Transaction Tax Benefit” with respect to a taxable year means the excess of (A) the Taxes that would have been incurred by Buyer, the Company and its Subsidiaries for such year (or portion of such year beginning after the Closing Date), calculated without taking into account the Transaction Tax Deductions, over (B) the actual Taxes incurred by such companies in such year (or portion of such year beginning after the Closing Date), calculated by taking into account such Transaction Tax Deductions for such year and all prior taxable years (to the extent permitted by relevant Tax Law and treating such Transaction Tax Deductions as the last items claimed for any taxable year). Within twenty (20) days after the filing of any Income Tax Return for the first two taxable years ending after the Closing Date (excluding the taxable year ending on the Closing Date) that takes into account any such Transaction Tax Deduction, the Buyer shall deliver to the Seller a schedule setting forth in reasonable detail the amount and calculation of any Transaction Tax Benefit recognized during such taxable year.

9.11      Intermediary Transaction Tax Shelters. The Buyer and its Affiliates shall not take any action or cause any action to be taken with respect to the Company and its Subsidiaries subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).

ARTICLE X

OTHER POST-CLOSING AGREEMENTS

10.1      Proprietary Information.

(a)       From and after the Closing, the Seller shall not (and shall cause its Affiliates not to) disclose or make use of any nonpublic or proprietary information relating to the business of the Company or any of its Subsidiaries that is not generally known by persons outside the Company and its Subsidiaries (collectively referred to herein as “Proprietary Information”) including: (i) specifications, manuals, software in various stages of development, and other technical data; (ii) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (iii) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (iv) sales proposals, demonstrations systems, sales material; (v) research and development; (vi) software systems, computer programs and source codes; (vii) sources of supply; (viii) identity of specialized consultants and contractors and Proprietary Information; (ix) purchasing, operating and other cost data; (x) special customer needs, cost and pricing data; and (xi) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, in each case whether or not legended or otherwise identified as Proprietary Information; provided, that nothing contained in this Section 10.1 shall prevent the Seller or its Affiliates from using or disclosing Proprietary Information (A) to the extent necessary for the Seller to fulfill its financial reporting obligations to its Affiliates and its and their investors and limited partners if such investors and limited partners are bound by existing, commercially reasonable obligations of confidentiality to the Seller or any Affiliate of the Seller, (B) to its Affiliates and its and their respective Representatives to the extent necessary to prepare Tax Returns, (C) in connection with the resolution of indemnification claims pursuant to either the terms of this Agreement or any agreement executed in connection with this Agreement (or the matters underlying such indemnification claims) or in any dispute between the Buyer and/or any of its Affiliates, on one hand, and the Seller and/or any of its Affiliates, on the other hand, in each case subject to the limitations set forth in Section 8.3 hereof, (D) in accordance with Section 1.3(c) in connection with the Seller’s and its Representatives’ review and evaluation of the Closing Adjustment Statement, or (E) as required pursuant to a Legal Order (as defined below). In the event that the Seller or any of its Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (each, a “Legal Order”)) to disclose any Proprietary Information, the Seller shall (to the extent legally permissible) notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or any of its Affiliates is, on the advice of outside counsel, compelled or otherwise required to disclose any Proprietary Information pursuant to such Legal Order, such Person may disclose (without liability hereunder) only such portion of the Proprietary Information as such Legal Order requires such Person to disclose; provided, that such Person shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment shall be accorded to such Proprietary Information required to be disclosed, at the Buyer’s sole cost and expense. Notwithstanding the foregoing, Proprietary Information shall not include such information that (x) is or becomes generally available to the public other than as a result of a disclosure by the Seller in violation of this Section 10.1, (y) is obtained by the Seller or its Affiliates after the Closing from a third party who is not known by the Seller or such Affiliate(s) to be subject to a duty of confidentiality to any of the Buyer, the Company, or the Company’s Subsidiaries with respect to such information, or (z) is developed after the Closing independently by the Seller and/or its Affiliates without the use of or reference to any Proprietary Information.

(b)       The Seller agrees that the remedy at Law for any breach of this Section 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 10.1.

10.2      No Solicitation or Hiring of Former Employees.

(a)       The Seller agrees that, except as provided by Law, during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, the Seller shall not (and shall cause its Affiliates not to) hire or employ or engage as a subcontractor any of the individuals named on Schedule 10.2(a), while such person is employed or engaged by the Buyer, the Company or any of their respective Subsidiaries and for a period of six (6) months thereafter; provided, that it shall not be a violation of this Section 10.2(a) for the Seller to hire and employ any such person whose employment is terminated (x) by the Buyer, the Company or their respective Subsidiaries, or (y) by such person for Good Reason.

(b)       The Seller agrees that, except as provided by Law, during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, the Seller shall not (and shall cause its Affiliates not to), directly or indirectly, recruit, solicit or induce any person who was an employee or subcontractor of the Company or any of its Subsidiaries on the date hereof, while such person is an employee of the Company or any of its Subsidiaries and for a period of six (6) months thereafter, to terminate his or her employment with, or otherwise cease their relationship with, the Buyer (or the Company or any of their respective subsidiaries, as the case may be) or to become an employee of the Seller or such Affiliate; provided, that it shall not be a violation of this Section 10.2(b) for the Seller to make general solicitations of employment through public advertisement or the use of a search firm or recruiter, in each case, not targeted at the employees of the Company or any of its Subsidiaries; provided, further, that it shall not be a violation of this Section 10.2(b) for the Seller to solicit or induce any such person whose employment is terminated (x) by the Buyer, the Company or their respective Subsidiaries, or (y) by such person for Good Reason.

10.3      No Claims. Effective as of the Closing, the Seller, by its execution and delivery of this Agreement, hereby forever waives, releases and discharges with prejudice the Company or any of its Subsidiaries from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing; provided, however, this Section 10.3 shall not apply to or otherwise limit, relieve, restrict or affect (a) the representations, warranties, covenants, indemnification and all other rights and obligations of the parties hereto set forth in this Agreement or any of the documents, agreements or other instruments delivered in connection with this Agreement or the consummation of the transactions contemplated hereby, (b) any indemnification obligations of the Company or any of its Subsidiaries to its current or former directors, officers, managers or employees of any of the Company or its Subsidiaries (except in respect of Excluded D&O Claims), or (c) any applicable liability insurance policy covering the directors, officers, members and/or managers of one or more of the Company and its Subsidiaries in effect on, prior to, or following the date hereof.

10.4      Preservation of Records. From and after the Closing, the Buyer and the Seller shall, and each shall cause its Affiliate to, preserve and retain copies of all material corporate, accounting, tax, legal, auditing, human resources and other books and records of the Company and its Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company and its Subsidiaries) relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date for the longer of the period of time required by applicable Law or the period of time pursuant to such Person’s respective generally applicable document retention policies. If at any time after such retention period either of the parties or their Affiliates intend to dispose of any such books and records, such Person shall not do so without first offering such books and records to the other party hereto. Notwithstanding any other provisions hereof, the obligations of the parties contained in this Section 10.4 shall be binding upon their respective successors and assigns, and upon the successors and assigns of the Company and its Subsidiaries.

10.5      No Modification of Certain Instruments. From and after the Closing, the Buyer shall not and shall cause its Subsidiaries not to, amend, modify or otherwise change, terminate or waive any provision of any of the Transactions Policies and the Environmental Risk Transfer Agreement (a) with respect to the waiver of subrogation set forth therein in any manner adverse to the Seller, (b) in any manner that would be reasonably likely to expand the rights of the applicable Insurer or the Risk Transfer Company, as applicable, to bring a Legal Proceeding against, or otherwise seek recourse from the Seller, (c) in any manner that would be reasonably likely to reduce the Buyer’s (or its Affiliates’) access to the insurance coverage or indemnification thereunder or cause any coverage or indemnification thereunder to be more difficult for the Buyer (or its Affiliates) to access, or (d) that would result in an increased retention or deductible thereunder, if and solely to the extent such increase would, or would be reasonably likely to, result in an increase in the liability of the Seller under this Agreement, in each case without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed).

10.6      Director and Officer Liability and Indemnification.

(a)       For a period of six (6) years after the Closing, the Buyer shall not, and the Buyer shall ensure that the Company and its Subsidiaries do not, amend, repeal, or modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification, or advancement of expenses of any directors, officers, members, or managers in any way that diminishes or adversely affects the exculpation, indemnification, or advancement of expenses provided therein as of the Closing (unless required by applicable Law), it being the intent of the parties hereto that the directors, officers, members, or managers of the Company and its Subsidiaries who were directors, officers, members, or managers prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation, indemnification, and advancement of expenses to the fullest extent provided for under the Company’s and its Subsidiaries’ Organizational Documents as of immediately prior to the Closing.

(b)       Notwithstanding anything to the contrary herein or in any of the Company’s Organizational Documents, no D&O Indemnified Person shall be entitled (and the Seller hereby waives on behalf of each D&O Indemnified Person, and on behalf of each of the successors, heirs, representatives and assigns of any of the foregoing, any entitlement that any such Person may have) to any D&O Indemnifiable Claim to the extent such D&O Indemnifiable Claim constitutes, arises out of or relates to (a) any matter that is the subject of any claim by or in the right of the Seller or any of its equity holders or any of their respective Affiliates or (b) any matter for which any Buyer Indemnified Party is entitled to indemnification under this Agreement (collectively, the claims described in the foregoing clauses (a) and (b), “Excluded D&O Claims”).

(c)       At the Closing, the Seller shall, at its sole cost and expense, obtain, maintain, and fully pay for an irrevocable “tail” insurance policy naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company and its Subsidiaries’ current insurance carrier with respect to directors’ and officers’ liability insurance and in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policy, with respect to matters existing or occurring at or prior to the Closing Date. The Buyer shall not and shall cause the Company and its Subsidiaries not to cancel or change in any manner adverse to any D&O Indemnified Party such insurance policy. In the event the Buyer, the Company, any of the Company’s Subsidiaries, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer, the Company or any of the Company’s Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 10.6. The provisions of this Section 10.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the D&O Indemnified Persons.

10.7      Employment and Benefit Arrangements.

(a)       For a period of 12 months following the Closing Date (or, for the 2018 Bonus Plan of the Company, until December 31, 2018), the Buyer shall (i) maintain the 2018 Bonus Plan of the Company and the base salaries and wages applicable to employees of the Company and its Subsidiaries as of the date hereof and (ii) otherwise cause the Company and its Subsidiaries to, provide employment, severance, termination, consulting, retirement, and other compensation and benefit plans, arrangements, and agreements that are no less favorable in the aggregate than such plans, arrangements and agreements that are provided by the Buyer as of the Closing to its similarly situated employees, consultants and other service providers. The Buyer shall take all actions reasonably required so that eligible employees of the Company and its Subsidiaries shall receive service credit for all purposes under any successor employee benefit plans and arrangements established by the Buyer and its Affiliates (including the Company and its Subsidiaries). To the extent that the Buyer modifies any coverage or benefit plans under which the employees of the Company or any of its Subsidiaries participate, the Buyer shall waive or cause to be waived any applicable waiting periods, pre-existing conditions, or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-payments, and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 10.7(a) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer, the Company and the Company’s Subsidiaries, as the case may be.

(b)       This Section 10.7 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any employee of the Company or its Subsidiaries, any participant in any Company Plan or any beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require the Buyer to establish or maintain any specific Employee Benefit Plan for any length of time, except as expressly set forth in Section 10.7(a), (ii) is intended to create a Company Plan or any Employee Benefit Plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate existence of employment relations between Company or any of its Subsidiaries and any of its service providers (including contractors and consultants). No continuing employee or other current or former employee of the Company or any of its Subsidiaries, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall have any right, or otherwise be entitled to assert any claim against the Buyer, the Company, any Subsidiary of the Company or any of their respective Affiliates under, this Section 10.7.

10.8      Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)       Conflicts of Interest. The Buyer acknowledges that Reed Smith LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Seller, the Company, the Company’s Subsidiaries and their respective Affiliates, and their respective officers, employees, directors, members, and managers (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any other agreements or transactions contemplated hereby (each, an “Existing Representation”), and that, in the event of any post-Closing matter (i) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim, or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which the Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, the Buyer, on behalf of itself and its Subsidiaries and on behalf of the Company and each of the Company’s Subsidiaries hereby (A) waives and shall not assert, and agrees to cause its Subsidiaries (including the Company and its Subsidiaries) to waive and to not assert, any conflict of interest arising out of or relating to the representation, by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”), and (B) agrees (on behalf of itself and on behalf of the Company and each of the Company’s Subsidiaries) that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to the Buyer or any of its Subsidiaries (including the Company and its Subsidiaries).

(b)       Attorney-Client Privilege. The Buyer (on behalf of itself and its Subsidiaries, including the Company and its Subsidiaries) waives and shall not assert, and agrees to cause its Subsidiaries (including the Company and its Subsidiaries) to waive and to not assert, any attorney-client privilege, attorney work-product protection, or expectation of client confidence with respect to any communication between Prior Company Counsel, on the one hand, and any Designated Person or the Company (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by Prior Company Counsel, in each case to the extent relating solely to any of the Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with any dispute between any Designated Person and one or more of the Buyer and its respective Subsidiaries (including the Company and its Subsidiaries), it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to the waiver or other control of such Pre-Closing Privilege, shall be retained by the Seller, and shall not pass to or be claimed or used by the Buyer, the Company or any of the Company’s Subsidiaries, except as provided in the last sentence of this Section 10.8(b). Furthermore, the Buyer (on behalf of itself and its Subsidiaries, including the Company and its Subsidiaries) acknowledges and agrees that any advice given to or communication with any of the Designated Persons included within the Pre-Closing Privileges shall not be subject to any joint privilege (whether the Company or any of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company or any of the Company’s Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Buyer shall (and shall cause its Subsidiaries, including the Company and its Subsidiaries, to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Seller.

(c)       Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries, but only to the extent solely containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase of the Shares hereunder, and shall be, and hereby are, distributed by the Company to the Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing. In the case of such books and records, Seller shall ensure that all copies shall have been removed from the Company and each of its Subsidiaries prior to the Closing.

10.9      German Merger Costs and Expenses. The Buyer shall reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller, the Company or any of the Company’s Subsidiaries that would not have been incurred by them but for the German Merger (including all instruments, documents, notices and filings required or necessary in connection thereto), including any Taxes and any reasonable and documented out-of-pocket fees and expenses of outside counsel, accountants or other consultants payable by the Seller, the Company or any of the Company’s Subsidiaries that would not have been incurred by them but for the German Merger (“German Merger Expenses”), provided, that the German Merger shall have been consummated.

10.10      Travelers Litigation. If the Travelers Litigation (as defined in Section 3.14 of the Disclosure Schedule), is not fully resolved or settled prior to the Closing, following the Closing, the Buyer shall, and shall cause the Company and its Subsidiaries to, use reasonable efforts to resolve or settle the Travelers Litigation (such resolution or settlement to be subject to the Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed). Following the Closing, the Buyer shall (x) keep the Seller reasonably informed of all material developments and filings relating to the Travelers Litigation, (y) consult with the Seller in connection with the resolution and settlement of the Travelers Litigation, and (z) provide the Seller with a reasonable opportunity to review and comment on any material court filing or settlement or other resolution agreement before the Buyer (or the Company or any of its Subsidiaries) sends such court filing or settlement or other resolution agreement to opposing counsel or the court in the Travelers Litigation). Any amounts recovered by the Buyer, the Company or any of their respective Subsidiaries in connection with the resolution or settlement of the Travelers Litigation (in accordance with the terms of this Section 10.10) shall be for the account of the Seller and shall be paid by the Buyer (or by the Company or any of its Subsidiaries on behalf of the Buyer) to the Seller within ten (10) Business Days following receipt thereof, net of the reasonable and documented out-of-pocket fees, costs and expenses incurred after the Closing by the Buyer, the Company or any of the Company’s Subsidiaries in connection with the resolution and/or settlement of the Travelers Litigation (in accordance with the terms of this Section 10.10) to the extent such fees, costs and expenses were not taken into account in the final determination of the Final Closing Adjustment.

ARTICLE XI

TERMINATION AND AMENDMENT

11.1      Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 11.1(b) through (f), by written notice by the terminating party to the other party) as provided below:

(a)       by mutual written consent of the Buyer and the Seller; or

(b)       by either the Buyer or the Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) the Buyer if the failure of the Closing to have occurred on or before the Outside Date was primarily due to any breach by the Buyer of any of its representations, warranties, covenants or agreements in this Agreement or (ii) the Seller, if the failure of the Closing to have occurred on or before the Outside Date was primarily due to any breach by the Company or the Seller of any of their representations, warranties, covenants or agreements in this Agreement; or

(c)       by either the Buyer or the Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to (i) the Buyer, if the issuance of such order, decree, ruling or the taking of such action was primarily due to any breach by the Buyer of any of its representations, warranties, covenants or agreements in this Agreement or (ii) the Seller, if the issuance of such order, decree, ruling or the taking of such action was primarily due to any breach by the Seller or the Company of any of its representations, warranties, covenants or agreements in this Agreement; or

(d)       by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company or the Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.1(c) or 7.1(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Seller of written notice of such breach or failure to perform from the Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to the Buyer if the Buyer is then in breach of any representation, warranty or other covenant set forth in this Agreement and such breach would cause any of the conditions set forth in Section 7.2(c) or 7.2(d) not to be satisfied; or

(e)       by the Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(c) or 7.2(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Seller; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to the Seller if either of the Company or the Seller is then in breach of any representation, warranty or covenant set forth in this Agreement and such breach would cause any of the conditions set forth in Section 7.1(c) or 7.1(d) not to be satisfied; or

(f)       by the Seller, in the event of an Interim Period Event (as such term is defined in the R&W Policy) for which the Damages are or are reasonably expected to be equal to or in excess of the Basket, unless the Buyer agrees irrevocably in writing to forego its right to indemnification with respect to such Interim Period Event prior to the fifth (5th) Business Day following notice thereof by the Seller, in which event such notice thereof by the Seller shall be (i) deemed to be an amendment to, and shall be taken into account for purposes of determining the accuracy of, the representations and warranties set forth in ARTICLE II and ARTICLE III of this Agreement and (ii) taken into account for purposes of determining whether the conditions set forth in ARTICLE VII have been satisfied.

11.2      Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party or its respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for damages for any willful breach on the part of the Buyer, the Company or the Seller, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), this Section 11.2 (Effect of Termination), Section 11.3 (Fees and Expenses), ARTICLE XIII (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in ARTICLE XII (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 13.9 hereof in lieu of terminating this Agreement pursuant to Section 11.1.

11.3      Fees and Expenses. Except as otherwise expressly set forth in this Agreement, (a) each of the Buyer and the Seller will pay all fees and expenses (including legal and accounting fees and expenses) incurred by such party in connection with the transactions contemplated hereby and (b) the Seller shall pay all Company Transaction Expenses. The Buyer shall pay all filing fees incurred by parties in connection with complying with the HSR Act, provided, that if this Agreement is terminated prior to the Closing, each of the Buyer, on the one hand, and the Seller and the Company, on the other hand, shall be responsible for 50% of such filing fees.

ARTICLE XII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“2018 Bonus Plan” means, collectively, the Company’s or its applicable Subsidiary’s 2018 Performance Bonus Plan and 2018 Sales Incentive Plan.

“Accounting Principles” means GAAP, as modified by the rules, procedures and methodologies set forth on Schedule 12.1; provided, that in the event of any conflict between GAAP and the rules, procedures and methodologies set forth on Schedule 12.1, the rules, procedures and methodologies set forth on Schedule 12.1 shall govern and control.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended. At and prior to the Closing, the Company and its Subsidiaries shall be deemed to be Affiliates of the Seller (and not of the Buyer). Following the Closing, the Company and its Subsidiaries shall be deemed to be Affiliates of the Buyer and not of the Seller.

“Aggregate Closing Consideration” means an amount in cash equal to (a) the Base Purchase Price, minus (b) the Estimated Closing Adjustment (which for the avoidance of doubt may be a positive or negative number), minus (c) the Working Capital Escrow Amount.

“Aggregate Consideration” means the sum of (a) the Aggregate Closing Consideration, plus (b) the amount of any Future Payments actually received by the Seller in cash in accordance with the terms of this Agreement or the Escrow Agreement.

“Agreed Amount” means the portion of the Claimed Amount agreed to in writing by the Indemnifying Party.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Anti-Bribery Laws” has the meaning set forth in Section 3.19.

“Antitrust Laws” means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Base Purchase Price” means $265,000,000.

“Basket” has the meaning set forth in Section 8.5(a)(i).

“Bid” means any quotation, bid or proposal by the Company or any of its Subsidiaries which, if accepted or awarded, would result in a contract with a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity, for the supply of goods, licensing of property, or provision of services by the Company or any of its Subsidiaries.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” means a certificate in the form attached hereto as Exhibit B delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (c), (d) and (e) of Section 7.2 is satisfied in all respects.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Section 4.1 (organization, standing and power), Section 4.2(a) (authority), clause (i) of Section 4.2(b) (absence of conflicts relating to Organizational Documents), Section 4.4 (Investment Representation) and Section 4.6 (Brokers).

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including the Company and its Subsidiaries).

“Buyer Material Adverse Effect” means any Change that adversely affects the ability of the Buyer to consummate the transactions contemplated by this Agreement or timely perform its obligations under this Agreement.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change” means any change, event, circumstance or development.

“Claim Notice” means written notification from an Indemnified Party which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VIII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of the Claimed Amount.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party in connection with a claim for indemnification pursuant to ARTICLE VIII.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” means (a) the Company Transaction Expenses, (b) the Employee Amount, (c) if the Closing Cash exceeds the amount of the Closing Indebtedness, a negative number equal to the amount by which the Closing Cash exceeds the amount of the Closing Indebtedness, (d) if the amount of the Closing Indebtedness exceeds the Closing Cash, the amount by which the Closing Indebtedness exceeds the Closing Cash, (e) if the Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall, and (f) if the Closing Net Working Capital exceeds the Working Capital Target, a negative number equal to such excess.

“Closing Adjustment Statement” means the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.3 and the applicable definitions contained herein.

“Closing Cash” means all cash and cash equivalents held by the Company or any of its Subsidiaries (plus the amount of all un-cleared deposits of the Company or any of its Subsidiaries outstanding, and less the amount of all un-cleared checks of the Company or any of its Subsidiaries outstanding), measured as of 11:59 p.m. Eastern time on the Closing Date and determined in accordance with the Accounting Principles.

“Closing Date” means (a) a date to be mutually agreed upon by the Seller and the Buyer, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) such other date as may be mutually agreeable to the Seller and the Buyer.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries to the extent outstanding as of the Closing.

“Closing Net Working Capital” means the amount of (a) the consolidated current assets of the Company and its Subsidiaries (excluding (i) Closing Cash, (ii) accounts receivable and notes receivable, in each case, from Affiliates of the Company and its Subsidiaries, and (iii) deferred Tax assets)), minus (b) the amount of the consolidated current liabilities of the Company and its Subsidiaries (excluding (i) Closing Indebtedness, (ii) Company Transaction Expenses, (iii) liabilities to Affiliates of the Company and its Subsidiaries and (iv) any deferred Tax liabilities), in each case measured as of 11:59 p.m. Eastern time on the Closing Date and determined in accordance with the Accounting Principles.

“Closing Payment Certificate” means a certificate, signed by an authorized officer of the Company on behalf of the Company, which sets forth (a) a calculation of the payments to be made by the Buyer in accordance with Section 1.2(b)(iii), (b) the identity of each Person entitled to a payment pursuant to Section 1.2(b)(iii), (c) the amount due to each such Person and (d) the applicable wire instructions for the account or accounts of such Person.

“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of the Recitals to this Agreement.

“Company Certificate” means a certificate in the form attached hereto as Exhibit C delivered by the Company and the Seller (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of each of the Company and the Seller, to the effect that each of the conditions specified in Sections 7.1(c) through (g) are satisfied in all respects.

“Company Employee” means any employee (whether current or former) of the Company or any of its Subsidiaries.

“Company Financial Statements” means:

(a)       the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for each of the fiscal years ended December 31, 2015, 2016 and 2017, as certified without qualification by Baker Tilly Virchow Krause, LLP, the Company’s independent public accountants; and

(b)       the consolidated unaudited balance sheet of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the six (6)-month period then ended.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the actual knowledge of each of the individuals identified on Schedule 12.2(a) and Schedule 12.2(b), and the knowledge that the individuals identified on Schedule 12.2(b) would have had if they had made a reasonable inquiry of the individuals identified in Schedule 12.2(c).

“Company Leased Real Property” means all real property that is subject to a Lease.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, that solely with respect to the foregoing clause (a), none of the following, to the extent arising after the date hereof, will be deemed to constitute, or will be taken into account in determining whether there has been or would reasonably be expected to occur, a Company Material Adverse Effect: Changes (i) occurring in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) occurring generally in, or generally affecting, the industries or the markets in which the Company and its Subsidiaries conduct business; (iii) resulting from the consummation of the German Merger; (iv) resulting from an outbreak or escalation of hostilities involving any country where the Company or any of its Subsidiaries does business, the declaration by any country where the Company or any of its Subsidiaries does business of a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto in such country; (v) resulting from any natural disaster; (vi) resulting from any failure of the Company or any of its Subsidiaries to meet any projections or forecasts (provided, that any Change underlying such failure may be deemed to constitute, or may be taken into account in determining whether there has been or would reasonably be expected to occur, a Company Material Adverse Effect (subject to the other exclusions in this definition)), or (vii) the public announcement of the execution of this Agreement, except, in the case of clauses (i), (ii), (iv), or (v), to the extent having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the same industry or industries as the Company and its Subsidiaries. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Owned Real Property” means all real property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or stockholders of the Company or any of its Subsidiaries that are sponsored or maintained by the Company or any Subsidiaries or with respect to which the Company or any Subsidiary has made or is required to make payments, transfers or contributions or has or may have any actual or contingent liability, other than any Multiemployer Plan.

“Company Real Property” means all Company Leased Real Property and Company Owned Real Property.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

“Company Transaction Expenses” means all costs and expenses of the Company and its Subsidiaries incurred by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including the R&W Policy Amount, the Environmental Risk Agreement Amount, any brokerage fees and commissions, finders’ fees or financial advisory fees incurred by the Company or any of its Subsidiaries and any fees and expenses of counsel or accountants payable by the Company or any of its Subsidiaries incurred by the Company or any of its Subsidiaries in connection with the negotiation, preparation and/or execution of this Agreement and/or the consummation of the transactions contemplated hereby, in each case, to the extent outstanding as of immediately prior to the Closing; provided, however, that any and all fees, costs, and expenses related to or arising out of the Environmental Agreements in excess of the Environmental Risk Agreement Amount shall not be “Company Transaction Expenses” for any purpose hereunder and none of the Seller, the Company or any of the Company’s Subsidiaries shall have any liability or responsibility for, or otherwise be obligated to pay or satisfy, any such fees, costs, and expenses.

“Contract” has the meaning set forth in Section 3.13(a).

“Contracting Parties” has the meaning set forth in Section 13.13.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 19, 2017, by and between Wind Point Partners, an Affiliate of the Seller, and the Buyer.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Customer Offerings” means (a) the products that the Company or any of its Subsidiaries (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties immediately following the Closing and (b) the services that the Company or any of its Subsidiaries (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six (6) years, or (iii) currently plans to provide or make available to third parties immediately following the Closing.

“D&O Indemnifiable Claim” means, with respect to a Person, any threatened, pending, or completed Legal Proceeding, whether criminal, civil, administrative, or investigative, based on or arising out or relating to the fact that such Person is or was a director, officer, member or manager of the Company or any of its Subsidiaries and arising out of acts or omissions occurring at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby).

“D&O Indemnified Person” has the meaning set forth in Section 10.6(a).

“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement (subject to the limitations on settlement herein), interest, court costs, the reasonable costs of investigators, and the reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures); provided, however, that “Damages” shall exclude punitive damages except to the extent any such punitive damages are awarded and actually paid to a third party in a Third Party Action.

“Departing Employees” has the meaning set forth in Section 7.1(h).

“Designated Person” has the meaning set forth in Section 10.8(a).

“Direct Action” has the meaning set forth in Section 8.3(b).

“Disclosure Schedule” means the Disclosure Schedule provided by the Seller to the Buyer on the date hereof. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in ARTICLE II and in ARTICLE III. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in ARTICLE II or ARTICLE III, as the case may be, and (b) any other section or paragraph in ARTICLE II or ARTICLE III to the extent that it is reasonably apparent solely from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

“Disclosure Schedule Supplement” has the meaning set forth in Section 6.5.

“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes (or is deemed to have disputed by failure to deliver a timely Response) its liability for all or part of a Claimed Amount.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“Employee Amount” means (a) all amounts payable pursuant to any change in control bonus, severance, change of control, retention or similar plan, agreement or other arrangement of the Company or any of its Subsidiaries that are (i) payable solely as a result of the consummation of the transactions contemplated by this Agreement, (ii) payable to any of the Departing Employees or (iii) except pursuant to arrangements described on Schedule 12.3(a), payable in connection with the transactions contemplated by this Agreement and either (A) upon related, concurrent or subsequent employment termination or (B) in combination with any other event (“Seller Double Trigger Obligations”), plus (b) all bonus and incentive obligations to employees of the Company or any of its Subsidiaries that are accrued and unpaid as of the Closing, plus (c) all obligations  to any current or former employee of the Company or any of its Subsidiaries in respect of any equity or equity-linked arrangements put in place by the Seller or any of its Affiliates (including the Company) at or prior to the Closing, plus (d) the employer’s share of payroll Taxes payable with respect to the payment of such amounts described in the foregoing clauses (a) through (d); provided, however, “Employee Amount” shall exclude any amounts payable after the Closing (w) as a result of any arrangements implemented by the Buyer or any of its Affiliates (including the Company and its Subsidiaries) at or after the Closing, (x) as a result of any termination of the employment of any Person by the Buyer or any of its Affiliates (including the Company and its Subsidiaries) at or after the Closing (other than Seller Double Trigger Obligations); (y) as a result of any termination of the employment of any Person with the Buyer or any of its Affiliates (including the Company and its Subsidiaries) by such Person after the Closing (whether for Good Reason or otherwise) (other than Seller Double Trigger Obligations); or (z) to the Persons set forth on Schedule 12.4.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, retirement, deferred compensation, bonus, stock option or purchase plans or programs, patent award programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Endorsement” has the meaning set forth in Section 8.5(m).

“Environmental Agreements” has the meaning set forth in Section 8.5(b).

“Environmental Damages” means Damages under Section 8.1(a) for (a) any breach of or inaccuracy in any representation or warranty of the Seller or the Company set forth in Section 3.15 or (b) any Excluded Matter set forth in clause (c) or (d) of the definition of “Excluded Matter”.

“Environmental Insurer” means Great American E&S Insurance Company.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) odors and air, water and noise pollution; (c) drinking water, groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including leaks, emissions, discharges, injections, spills, escapes, dumping, or other emitting of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of fish and wildlife, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles, and landfills and open dumps; and (i) health and safety of employees and other persons. As used above, the terms “release” and “environment” shall have the meanings set forth in CERCLA, provided, that the term “environment” shall not include the United States jurisdictional limitations of CERCLA and shall include the indoor environment.

“Environmental Policy” means an environmental liability insurance policy issued by the Environmental Insurer at or prior to the Closing on terms and conditions that are substantially similar to, and with coverage limits and (except as otherwise elected by the Buyer) retentions no less favorable to the Buyer than, those set forth on Schedule 6.8-1.

“Environmental Risk Agreement Amount” means $2,200,000.

“Environmental Risk Transfer Agreement” means the risk transfer agreement on terms and conditions that are substantially similar to, and with coverage limits and (except as otherwise elected by the Buyer) retentions no less favorable to the Buyer than, those set forth on Schedule 6.8-2.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated, and whether settlable in cash, stock or other property or interests) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code), any of which includes or included the Company or any Subsidiary or any entity that would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA.

“Escrow Agent” means Bank of America, N.A., as escrow agent pursuant to the Escrow Agreement, or any successor escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit D.

“Estimated Closing Adjustment” means the estimated amount of the Closing Adjustment Items as of the Closing Date, as set forth on the Estimated Closing Adjustment Statement.

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded D&O Claims” has the meaning set forth in Section 10.6(b).

“Excluded Matter” means any Damages, to the extent coverage for such Damages is unavailable under any of the Environmental Risk Transfer Agreement, the Environmental Policy or the R&W Policy because of express exclusions from coverage therefor in the Environmental Risk Transfer Agreement, the Environmental Policy and/or the R&W Policy (disregarding for this purpose retentions, deductibles, liability dollar limits or caps or similar monetary limitations), incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, relating to or constituting: (a) any breach of any of the representations and warranties of the Seller or the Company set forth in the last sentence of Section 3.22; (b) any breach of any of the representations and warranties of the Seller or the Company set forth in Article II or Article III to the extent resulting from, related to or constituting any underfunding or withdrawal liability of any (i) defined benefit plan (including any multi-employer plan or pension plan), (ii) retiree health plan or (iii) German pension plan to which the Company or any of its Subsidiaries is required to contribute for the benefit of its German employees, including as a result of any breaches of the representations and warranties of the Seller or the Company set forth in the first sentence of Section 3.17(f), the last sentence of Section 3.17(f), the last sentence of Section 3.17(h), and Section 3.17(l)(ii); (c) any breach of any of the representations and warranties of the Seller or the Company set forth in Article II or Article III to the extent resulting from, related to or constituting asbestos or polychlorinated biphenyls, including as a result of any breach of any representation or warranty of the Seller or the Company set forth in Section 3.15(g); (d) any breach of any representation or warranty of the Seller or the Company set forth in Sections 3.15(a) through (f) to the extent related to mold or lead-based paint; and (e) any Interim Period Event (as such term is defined in the R&W Policy). For the avoidance of doubt, the parties hereto acknowledge and agree that indemnification in respect of any Excluded Matter (regardless of the specific representation and warranty giving rise thereto) shall be subject to the limitations on indemnification for Excluded Matters set forth in Section 8.5.

“Existing Representation” has the meaning set forth in Section 10.8(a).

“Expected Claim Notice” means a notice that, as a result of a Third Party Action, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under ARTICLE VIII.

“Exploit” means develop, design, test, modify, make, use, sell, have made, have used, have sold, import, reproduce, market, offer to sell, distribute, commercialize, support, maintain, correct or create derivative works of; “Exploitation” has the correlative meaning.

“Export Control Rules” means all Laws of any Governmental Entity relating to the import or export of goods, technology, or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act, and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable foreign Laws.

“Final Closing Adjustment” has the meaning set forth in Section 1.3(f).

“Final Closing Adjustment Items” has the meaning set forth in Section 1.3(d).

“Final Closing Adjustment Statement” has the meaning set forth in Section 1.3(b).

“Financing” has the meaning set forth in Section 6.3.

“Foreign Plan” has the meaning set forth in Section 3.17(n).

“Fraud” means Delaware common law fraud.

“Future Payments” means, collectively, (a) any Final Closing Adjustment actually received in cash by the Seller pursuant to Section 1.3, plus (b) any portion of the Working Capital Escrow Fund that is actually distributed in cash to the Seller pursuant to this Agreement and the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles, applied consistently with the principles used in preparing the audited Company Financial Statements, using consistent estimation methodologies and judgments and with consistent classifications.

“German Merger” means the merger of Interface Performance Materials Altenkirchen GmbH with and into Interface Solutions Holding GmbH, with Interface Solutions Holding GmbH surviving such merger as a wholly owned Subsidiary of Interface Performance Materials, Inc.

“German Merger Expenses” has the meaning set forth in Section 10.9.

“Good Reason” has the meaning given to such term in the applicable Person’s employment agreement or other contract governing the applicable Person’s employment with the Buyer, the Company or any of their respective Subsidiaries, and if “Good Reason” is not defined therein or if the applicable Person does not have an employment agreement or other contract governing the applicable Person’s employment with the Buyer, the Company or any of their respective Subsidiaries, then, “Good Reason” means, with respect to a Person employed or engaged by the Buyer, the Company or any of their respective Subsidiaries as of the Closing, (a) the relocation of the Buyer’s, the Company’s or any of their respective Subsidiary’s offices as of or after the Closing such that such Person’s daily commute is increased by at least thirty (30) miles each way without the written consent of such Person; (b) a material reduction as of or after the Closing of such Person’s annual base salary without the prior consent of such Person (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than fifty percent (50%) of its employees); or (c) a material diminution as of or after the Closing in such Person’s duties, authority or responsibilities without the prior consent of such Person, other than changes in duties, authority or responsibilities resulting from such Person’s misconduct; provided, that the fact that the Company will become a Subsidiary in a larger public company organization shall not, in and of itself, constitute “Good Reason” hereunder.

“Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other binding commitment between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

“Governmental Entity” means any U.S. or foreign federal, state, local or municipal government, agency, instrumentality, commission, office, legislative body, court, arbitrational tribunal, government corporation or other governmental regulatory authority or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any Taxes imposed upon or measured by net income or franchise taxes.

“Income Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity relating to Income Taxes.

“Indebtedness” with respect to any Person means, without duplication, (a) any indebtedness or other obligation for borrowed money (excluding any intercompany indebtedness solely between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company); (b) any obligation incurred for all or any part of the deferred purchase price of property or other assets (including earnout, milestone and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities in Closing Net Working Capital; (c) any obligation in respect of accrued and unpaid management fees payable by such Person; (d) the face amount of all letters of credit issued for the account of such Person to the extent drawn or, if not disclosed on Schedule 12.5, undrawn; (e) obligations secured by Liens, other than Permitted Liens; (f) capitalized lease obligations; (g) all guarantees and similar obligations of such Person in respect of any Indebtedness of a third Person; (h) all accrued interest, fees and charges in respect of any of the foregoing; (i) all bankers acceptances and overdrafts; (j) all unpaid income Taxes of the Company and its Subsidiaries for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date to the extent accrued by the Company on the Company Financial Statements as adjusted consistent with past practice to reflect the passage of time through and including the Closing Date; (k) any unpaid Income Taxes resulting from an election under Section 965(h) of the Code (and comparable provisions of state and local Law) to pay the “net tax liability” (as defined in Section 965(h) of the Code and comparable provisions of state and local Law) in installments; and (l) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Insurer” means (a) with respect to the R&W Policy, the R&W Insurer and (b) with respect to the Environmental Policy, the Environmental Insurer.

“Intellectual Property” means the following subsisting throughout the world: (a) Patent Rights; (b) Trademarks and all goodwill in the Trademarks; (c) copyrights, works of authorship, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (d) mask works and registrations and applications for registration thereof and any ownership rights in semiconductor topologies under the Laws of any jurisdiction; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, including know-how, scientific and technical information, manufacturing processes, algorithms, analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (f) other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registered copyrights, mask work registrations and applications for each of the foregoing.

“Interface India” has the meaning set forth in Section 6.10.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, test, calibration and measurement apparatus used by the Company or any of its Subsidiaries in their business or operations or to develop, manufacture, fabricate, assemble, distribute, support or test the Customer Offerings, in each case, in the Company’s or any of its Subsidiaries’ possession, custody or control.

“Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory).

“Key Commercial Partner” means any (a) top fifteen (15) customer of the Company and its Subsidiaries (on a consolidated basis), by revenue, during the twelve (12)-month period ended June 30, 2018, (b) a top ten (10) supplier to the Company and its Subsidiaries (on a consolidated basis) based on expenditures during the twelve (12)-month period ended June 30, 2018, or (c) any supplier of any significant product or service to the Company or any of its Subsidiaries that cannot be obtained from an alternative source on commercially reasonable terms without undue effort or expense.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation of any Governmental Entity, or any decree, order, injunction, judgment or consent of or by any Governmental Entity, or any similar provision having the force or effect of law.

“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which the Company or any of its Subsidiaries leases or subleases from or to another party any real property, or otherwise occupies any real property.

“Legal Order” has the meaning set forth in Section 10.1(a).

“Legal Proceeding” means any action, suit, proceeding (including any administrative proceeding), claim, complaint, hearing, notice of violation, or arbitration of or before any Governmental Entity or before any arbitrator.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than any Permitted Liens.

“Materials of Environmental Concern” means any: “pollutant or contaminant” (as such term is defined under CERCLA), any hazardous substances (as such term is defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, hazardous materials, other hazardous, radioactive or toxic substances, oil, petroleum and petroleum products (and fractions thereof), PCBs, per- and polyfluoroalkyl substances, asbestos, or any other substance (or article containing such substance) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means June 30, 2018.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash” means, with respect to any Indemnifying Party, (a) the consolidated cash and cash equivalents (including marketable securities) of such Indemnifying Party and its Subsidiaries, together with all other amounts which such Indemnifying Party demonstrates to the Indemnified Party’s reasonable satisfaction that the Indemnifying Party or an Affiliate of the Indemnifying Party (to the extent such Affiliate has agreed in writing, or pursuant to any contractual obligation, for the benefit of Buyer, to contribute such amounts to the Seller) has the right to call pursuant to a valid and binding capital commitment (or other valid and binding funding obligation) that the Indemnifying Party (or such Affiliate) agrees in writing to enforce (or cause to be enforced) for the benefit of the Indemnified Party, minus (b) the amount of consolidated liabilities of such Person and its Subsidiaries.

“Neutral Accountant” has the meaning set forth in Section 1.3(d).

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“Nonparty Affiliates” has the meaning set forth in Section 13.13.

“Objection Notice” has the meaning set forth in Section 1.3(c).

“OFCCP” has the meaning set forth in Section 3.16(f).

“Order” means any judgment, order, arbitration decision, injunction, award or decree of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means forty five (45) days from the date hereof, which date shall be automatically extended for an additional forty five (45) days in the event that all applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated.

“Patent Rights” means all issued patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and similar governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“PCBs” means polychlorinated biphenyls.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Liens” means (a)  statutory liens or other liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including liens of warehouseman, mechanics, suppliers, materialmen, and repairmen, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Law, (c) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and by appropriate proceedings and for which adequate reserves are included in the Most Recent Balance Sheet in accordance with GAAP, and (d) the following Liens affecting the Company Real Property, to the extent the same do not have a material adverse effect on the use, operation or value of the applicable Company Real Property: (i) easements, rights of way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights; (ii) conditions, covenants or other similar restrictions; (iii) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights of way of public record on, over or in respect of any such real property; (iv) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property; (v) zoning, building codes, and other applicable Laws regarding land use or regulating the use or occupancy of the Company Real Property or the activities conducted thereon; (vi) Liens in favor of the lessors under the Leases or encumbering the interests of the lessors in the Company Leased Real Property; (vii) all matters showing on existing title commitments or policies made available to the Buyer on or prior to the date hereof; and (viii) any other such Liens, including irregularities of title or connected with or in lieu of environmental remediation affecting such Company Real Property, (e) Liens created by non-exclusive licenses to end user customers granted in the Ordinary Course of Business in any Company Intellectual Property, and (f) Liens listed on Schedule 12.6.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Post-Closing Matter” has the meaning set forth in Section 10.8(a).

“Post-Closing Representation” has the meaning set forth in Section 10.8(a).

“Pre-Closing Designated Persons” has the meaning set forth in Section 10.8(b).

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement is terminated in accordance with its terms.

“Pre-Closing Privileges” has the meaning set forth in Section 10.8(b).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or prior to the Closing Date.

“Pre-Closing Tax Return” means any Tax Return for a taxable period ending on or before the Closing Date.

“Present Fair Saleable Value” has the meaning set forth in Section 4.5(c).

“Prior Company Counsel” has the meaning set forth in Section 10.8(a).

“Privileged Materials” has the meaning set forth in Section 10.8(c).

“Prohibited Transaction” has the meaning set forth in Section 6.4(c).

“Proprietary Information” has the meaning set forth in Section 10.1(a).

“R&W Insurer” means Beazley USA Services, Inc.

“R&W Policy” means the representation and warranty insurance policy, dated as of the date of this Agreement, issued by the R&W Insurer in favor of the Buyer and the other named insureds named therein in connection with the transactions contemplated by this Agreement, a copy of which has been delivered to the Seller.

“R&W Policy Amount” means $382,500.

“Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, leased employees, volunteers, temporary workers, equityholders, accountants, lenders, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Restricted Persons” has the meaning set forth in Section 3.29(d).

“Risk Transfer Company” means Environmental Risk Transfer, LLC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Double Trigger Obligations” has the meaning set forth in the definition of “Employee Amount”.

“Seller Fundamental Representations” means the representations and warranties of the Seller and the Company set forth in Section 2.1 (organization, standing and corporate power), Section 2.2(a) (authority), clause (i) of Section 2.2(b) (absence of conflicts relating to Organizational Documents), Section 2.3 (ownership of stock), Section 2.5 (brokers), Section 3.1 (organization, standing and corporate power), Section 3.2 (capitalization), Section 3.3 (subsidiaries), Section 3.4(a) (authority), clause (i) of Section 3.4(b) (absence of conflicts relating to Organizational Documents), Section 3.9 (taxes), Section 3.17 (employee benefit plans) (solely to the extent relating to Taxes), Section 3.23 (certain business relationships with affiliates) and Section 3.30 (brokers).

“Seller Indemnified Parties” means the Seller and its Affiliates as of immediately following the consummation of the transactions contemplated by this Agreement.

“Shares” has the meaning set forth in the first paragraph of the Recitals to this Agreement.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Solvent” has the meaning set forth in Section 4.5(b).

“Specified Customers and Suppliers” has the meaning set forth in Section 6.2(e).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Structures” means all structures and all structural, mechanical and other physical systems that constitute part of the Company Real Property.

“Subrogation Conditions” has the meaning set forth in Section 8.5(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association, or other business entity gains or losses or shall be or control the managing director, managing member, general partner, or other managing Person of such partnership, association or other business entity. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company or another Subsidiary of the Company.

“Survival Termination Date” has the meaning set forth in Section 8.4(a).

“Tax Benefit Period” has the meaning set forth in Section 8.5(f).

“Tax Claim Notice” has the meaning set forth in Section 9.8(a).

“Tax Contest” has the meaning set forth in Section 9.8(a).

“Tax Refund” has the meaning set forth in Section 9.3.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, required to be filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, conveyance, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Third Party Action” means any Legal Proceeding by a Person other than a party for which indemnification may be sought by an Indemnified Party under ARTICLE VIII.

“Transfer Taxes” has the meaning set forth in Section 9.7.

“Transferred Benefit Plan” means all Company Plans with the exception of the plans listed on Schedule 1.2(b)(i)(F).

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Policies” means the R&W Policy and the Environmental Policy.

“Transaction Tax Benefit” has the meaning set forth in Section 9.10.

“Transaction Tax Deductions” means, without duplication, to the extent paid by the Seller or taken into account in the Final Closing Adjustment, the aggregate amount of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, or similar compensation-related payments made or to be made by the Company and its Subsidiaries at the Closing as a result thereof, including the Employee Amount, (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal Income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Closing Indebtedness in connection with the Closing, (c) all other Company Transaction Expenses and (d) the employer portion of any employment Taxes with respect to the amounts set forth in the foregoing clauses (a) through (c). The parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (c) above.

“WARN Act” has the meaning set forth in Section 3.16(g).

“Working Capital Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Working Capital Escrow Amount.

“Working Capital Escrow Amount” means $1,000,000.

“Working Capital Escrow Fund” means, as of any time, the Working Capital Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.

“Working Capital Target” means $33,460,769.

ARTICLE XIII

MISCELLANEOUS

13.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (x) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (y) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (z) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile during the normal business hours of the recipient (and if not during the normal business hours of the recipient, then on the following Business Day), in each case to the intended recipient as set forth below:

(a)            if to the Buyer or (after the Closing) the Company, to:

Lydall, Inc.

One Colonial Road

Manchester, Connecticut

Facsimile:	(860) 646-8847
Attention:	Chad A. McDaniel
Senior Vice President, General Counsel & Chief Administrative Officer

Email:	cmcdaniel@lydall.com

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Facsimile:	(617) 526-5000
Attention:	Hal J. Leibowitz, Esq. and Joseph B. Conahan, Esq.
Email:	hal.leibowitz@wilmerhale.com
joseph.conahan@wilmerhale.com

(b)            if to the Seller or (prior to the Closing) the Company, to:

Vulcan Global, LLC

c/o Wind Point Partners

676 N. Michigan Avenue

Suite 3700

Chicago, Illinois 60610

Facsimile:	(312) 255-4820
Attention:	Nathan Brown
Email:	nab@wppartners.com

with copies (which shall not constitute notice) to:

Reed Smith LLP

10 South Wacker Drive

Suite 4000

Chicago, Illinois 60606

Facsimile:	(312) 207-6400
Attention:	Bradley S. Schmarak
Morley S. Fortier III

Email:	bschmarak@reedsmith.com
mfortier@reedsmith.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

13.2         Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in effect in accordance with its terms.

13.3         Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that (a) the Buyer Indemnified Parties and the Seller Indemnified Parties shall be express third-party beneficiaries of ARTICLE VIII and (b) the D&O Indemnified Persons shall be express third-party beneficiaries of Section 10.6.

13.4         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates; provided, that such transfer or assignment shall not relieve the Buyer of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

13.5         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith in an effort to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

13.6         Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

13.7         Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “ARTICLE,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) whenever this Agreement refers to a number of days, such reference shall be to calendar days, unless such reference is specifically to “Business Days.” When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered or otherwise furnished to the Buyer or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. No summary of this Agreement prepared by either party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

13.8        Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of either party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

13.9        Remedies.

(a)          Except as otherwise provided in Section 8.5(j) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

(c)          Except for Section 10.3, nothing in this Agreement (including Sections 2.6, 3.33 and 4.9 and ARTICLE VIII) shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available in respect of, Fraud, whether based on representations or statements set forth in or outside of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Person may recover duplicative Damages.

13.10         Submission to Jurisdiction. Subject to the dispute resolution procedures in Sections 1.3(c) and 1.3(d), each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.1. Nothing in this Section 13.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

13.11         Amendment. This Agreement may not be amended except by an instrument in writing signed by the Buyer and the Seller.

13.12         Waiver. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by either party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.13         No Recourse against Nonparty Affiliates. Except in the case of Fraud, all claims, obligations, liabilities and causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (“Contracting Parties”). Except in the case of Fraud, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, member, stockholder, Affiliate, agent, attorney or other Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, member, stockholder, Affiliate, agent, attorney or other Representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against all such Nonparty Affiliates, except in the case of Fraud by any Nonparty Affiliate.

13.14         Public Disclosure. The Seller shall not, at any time before or after the Closing, issue any press release or public statement relating to the subject matter of this Agreement without the prior written approval of the Buyer. Notwithstanding the foregoing, in no event shall the provision of this Section 13.14 be deemed to restrict or otherwise limit the ability of the Seller to disclose information regarding this Agreement and the transactions contemplated hereby (a) to its Affiliates, direct and indirect investors (actual or potential), partners, attorneys, accountants, auditors, financing sources, or other agents (provided, that such Persons are bound by existing, commercially reasonable obligations of confidentiality to the Seller and the disclosure of such information to such Persons occurs in the Seller’s Ordinary Course of Business), or (b) as required to be disclosed by applicable Law or in connection with any dispute between the parties hereto; provided, in each case, that the recipient is informed of the confidential nature of such information and has been directed to maintain its confidentiality.

13.15         German Merger. Notwithstanding anything to the contrary herein, any (a) misrepresentation, breach or inaccuracy of any representation or warranty of the Seller or the Company contained herein, (b) failure of any such representation or warranty to be true and correct in any respect, or (c) any breach or default, or failure to perform or comply with any obligation, covenant, or other agreement to be performed or complied with by Seller or the Company hereunder, shall, in each case, be disregarded to the extent it would not have arisen but for the German Merger or the announcement, pendency or consummation thereof.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

LYDALL, INC.

By:	/S/ Chad A. McDaniel

Name:	Chad A. McDaniel

Title:	Senior Vice President, General Counsel &
Chief Admin. Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SELLER:

VULCAN GLOBAL, LLC

By:	/S/ Victor Nathan Arthur Swint

Name:	Victor Nathan Arthur Swint

Title:	Chief Executive Officer

COMPANY:

SUSQUEHANNA CAPITAL ACQUISITION CO.

By:	/S/ Victor Nathan Arthur Swint

Name:	Victor Nathan Arthur Swint

Title:	Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Form of Estimated Closing Adjustment Statement

(Available Upon Request)

EXHIBIT B

Form of Buyer Certificate

(Available Upon Request)

EXHIBIT C

Form of Company Certificate

(Available Upon Request)

EXHIBIT D

Form of Escrow Agreement

(Available Upon Request)